          ************************************************************





                           CEDAR CHEMICAL CORPORATION




                                CREDIT AGREEMENT



                          Dated as of November 3, 1995



                                  $100,000,000





                            THE CHASE MANHATTAN BANK
                             (NATIONAL ASSOCIATION)


                            as Administrative Agent





          ************************************************************

                               TABLE OF CONTENTS



                                                                             Page
RECITALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Section 1.     Definitions and Accounting Matters . . . . . . . . . . . . .   1
    1.01       Certain Defined Terms. . . . . . . . . . . . . . . . . . . .   1
    1.02       Accounting Terms and Determinations. . . . . . . . . . . . .  21
    1.03       Classes and Types of Loans and Lenders . . . . . . . . . . .  22

Section 2.     Commitments  . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.01       Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    2.02       Letters of Credit. . . . . . . . . . . . . . . . . . . . . .  23
    2.03       Reductions of Commitments. . . . . . . . . . . . . . . . . .  27
    2.04       Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.05       Lending Offices. . . . . . . . . . . . . . . . . . . . . . .  29
    2.06       Several Obligations. . . . . . . . . . . . . . . . . . . . .  29
    2.07       Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.08       Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .  29

Section 3.     Borrowings, Conversions and Prepayments. . . . . . . . . . .  29
    3.01       Borrowings . . . . . . . . . . . . . . . . . . . . . . . . .  29
    3.02       Prepayments and Conversions. . . . . . . . . . . . . . . . .  30

Section 4.     Payments of Principal and Interest . . . . . . . . . . . . .  34
    4.01       Repayment of Loans . . . . . . . . . . . . . . . . . . . . .  34
    4.02       Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  34

Section 5.     Payments; Pro Rata Treatment; Computations; Etc. . . . . . .  36
    5.01       Payments . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    5.02       Pro Rata Treatment . . . . . . . . . . . . . . . . . . . . .  37
    5.03       Computations . . . . . . . . . . . . . . . . . . . . . . . .  37
    5.04       Minimum and Maximum Amounts; Types . . . . . . . . . . . . .  38
    5.05       Certain Notices. . . . . . . . . . . . . . . . . . . . . . .  38
    5.06       Non-Receipt of Funds by the Administrative
                 Agent. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    5.07       Sharing of Payments, Etc . . . . . . . . . . . . . . . . . .  40
    5.08       Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Section 6.     Yield Protection and Illegality. . . . . . . . . . . . . . .  44
    6.01       Additional Costs . . . . . . . . . . . . . . . . . . . . . .  44
    6.02       Limitation on Types of Loans . . . . . . . . . . . . . . . .  45
    6.03       Illegality . . . . . . . . . . . . . . . . . . . . . . . . .  46
    6.04       Substitute Base Rate Loans . . . . . . . . . . . . . . . . .  46
    6.05       Compensation . . . . . . . . . . . . . . . . . . . . . . . .  47
    6.06       Additional Costs in Respect of Letters of Credit . . . . . .  48

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
    6.07       Capital Adequacy . . . . . . . . . . . . . . . . . . . . . .  48

Section 7.     Conditions Precedent . . . . . . . . . . . . . . . . . . . .  49
    7.01       Initial Loans. . . . . . . . . . . . . . . . . . . . . . . .  49
    7.02       Initial Working Capital Loans and Letters of Credit  . . . .  55
    7.03       Initial and Subsequent Loans and Letters of Credit . . . . .  55
    7.04       Special Dividend Borrowing Date Loans. . . . . . . . . . . .  55

Section 8.     Representations and Warranties . . . . . . . . . . . . . . .  56
    8.01       Corporate Existence. . . . . . . . . . . . . . . . . . . . .  56
    8.02       Information. . . . . . . . . . . . . . . . . . . . . . . . .  56
    8.03       Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  58
    8.04       No Breach. . . . . . . . . . . . . . . . . . . . . . . . . .  58
    8.05       Corporate Action . . . . . . . . . . . . . . . . . . . . . .  58
    8.06       Approvals. . . . . . . . . . . . . . . . . . . . . . . . . .  59
    8.07       Regulations U and X. . . . . . . . . . . . . . . . . . . . .  59
    8.08       ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
    8.09       Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
    8.10       Subsidiaries; Agreements . . . . . . . . . . . . . . . . . .  60
    8.11       Investment Company Act . . . . . . . . . . . . . . . . . . .  61
    8.12       Public Utility Holding Company Act . . . . . . . . . . . . .  61
    8.13       Ownership and Use of Properties. . . . . . . . . . . . . . .  61
    8.14       Environmental Matters. . . . . . . . . . . . . . . . . . . .  61
    8.15       Foreign Subsidiaries . . . . . . . . . . . . . . . . . . . .  65

Section 9.     Covenants. . . . . . . . . . . . . . . . . . . . . . . . . .  65
    9.01       Information. . . . . . . . . . . . . . . . . . . . . . . . .  65
    9.02       Taxes and Claims . . . . . . . . . . . . . . . . . . . . . .  70
    9.03       Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  71
    9.04       Maintenance of Existence; Conduct of Business. . . . . . . .  74
    9.05       Maintenance of and Access to Properties. . . . . . . . . . .  74
    9.06       Compliance with Applicable Laws. . . . . . . . . . . . . . .  74
    9.07       Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  75
    9.08       Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .  75
    9.09       Current Ratio. . . . . . . . . . . . . . . . . . . . . . . .  75
    9.10       Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . .  75
    9.11       Interest Coverage Ratio. . . . . . . . . . . . . . . . . . .  76
    9.12       Fixed Charge Coverage Ratio. . . . . . . . . . . . . . . . .  77
    9.13       Mergers, Asset Dispositions, Acquisitions, Etc . . . . . . .  77
    9.14       Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
    9.15       Investments. . . . . . . . . . . . . . . . . . . . . . . . .  78
    9.16       Restricted Payments 79
    9.17       Transactions with Affiliates . . . . . . . . . . . . . . . .  80
    9.18       Lines of Businesses; Other Activities. . . . . . . . . . . .  80
    9.19       Capital Expenditures . . . . . . . . . . . . . . . . . . . .  80

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
    9.20       Modification of Other Agreements . . . . . . . . . . . . . .  81
    9.21       Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . .  81
    9.22       Interest Rate Protection . . . . . . . . . . . . . . . . . .  82
    9.23       Environmental Matters. . . . . . . . . . . . . . . . . . . .  82
    9.24       Post-Closing Survey Title Insurance and Mortgage
                 Modification Matters . . . . . . . . . . . . . . . . . . .  83
    9.25       Post-Closing Covenants . . . . . . . . . . . . . . . . . . .  83

Section 10.    Defaults . . . . . . . . . . . . . . . . . . . . . . . . . .  85
    10.01      Events of Default. . . . . . . . . . . . . . . . . . . . . .  85
    10.02      Collateral Account . . . . . . . . . . . . . . . . . . . . .  89

Section 11.    The Administrative Agent . . . . . . . . . . . . . . . . . .  89
    11.01      Appointment, Powers and Immunities . . . . . . . . . . . . .  89
    11.02      Reliance by Administrative Agent . . . . . . . . . . . . . .  90
    11.03      Defaults . . . . . . . . . . . . . . . . . . . . . . . . . .  91
    11.04      Rights as a Lender . . . . . . . . . . . . . . . . . . . . .  91
    11.05      Indemnification. . . . . . . . . . . . . . . . . . . . . . .  91
    11.06      Non-Reliance on Administrative Agent and Other
                 Lenders. . . . . . . . . . . . . . . . . . . . . . . . . .  92
    11.07      Failure to Act . . . . . . . . . . . . . . . . . . . . . . .  93
    11.08      Resignation or Removal of Administrative Agent . . . . . . .  93
    11.09      Collateral Sub-Agents. . . . . . . . . . . . . . . . . . . .  93
    11.10      Register . . . . . . . . . . . . . . . . . . . . . . . . . .  94

Section 12.    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .  94
    12.01      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
    12.02      Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  95
    12.03      Expenses, Etc. . . . . . . . . . . . . . . . . . . . . . . .  95
    12.04      Indemnification. . . . . . . . . . . . . . . . . . . . . . .  95
    12.05      Amendments, Etc. . . . . . . . . . . . . . . . . . . . . . .  96
    12.06      Successors and Assigns . . . . . . . . . . . . . . . . . . .  97
    12.07      Confidentiality. . . . . . . . . . . . . . . . . . . . . . .  99
    12.08      Survival . . . . . . . . . . . . . . . . . . . . . . . . . .  99
    12.09      Captions . . . . . . . . . . . . . . . . . . . . . . . . . .  99
    12.10      Counterparts; Integration. . . . . . . . . . . . . . . . . .  99
    12.11      GOVERNING LAW; SUBMISSION TO JURISDICTION;
                 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . .  99

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
                                                                                       Page
                                   Schedules



 SCHEDULE I    -  Assigned Agreements
 SCHEDULE II   -  Security Documents
 SCHEDULE III  -  Scheduled Term Loan Installments
 SCHEDULE IV   -  Investments
 SCHEDULE V    -  Agreements; Indebtedness; Liens
 SCHEDULE VI   -  Environmental Matters
 SCHEDULE VII  -  Refinanced Indebtedness
 SCHEDULE VIII -  Eligible Foreign Account Debtors



                                    Exhibits


 EXHIBIT A - Form of Tranche A Term Note
 EXHIBIT B - Form of Tranche B Term Note
 EXHIBIT C - Form of Working Capital Note
 EXHIBIT D - Form of Borrowing Base Certificate
 EXHIBIT E - Forms of Opinion of Counsel to
              the Company
 EXHIBIT F - Forms of Opinions of Special Counsel to
              the Administrative Agent
 EXHIBIT G - Form of Company Security Agreement
 EXHIBIT H - Form of Company Pledge Agreement
 EXHIBIT I - Form of Subsidiary Guaranty
 EXHIBIT J - Form of Subsidiary Guarantor Security Agreement
 EXHIBIT K - Form of Parent Guaranty
 EXHIBIT L - Form of Nine West Guaranty
 EXHIBIT M - Form of Nine West Pledge Agreement
 EXHIBIT N - Form of Summary of Sales by Product Group
 EXHIBIT O - Form of Summary of Sales by Product Group and
              other Income Statement Information

                                CREDIT AGREEMENT


             AGREEMENT dated as of November 3, 1995, among: CEDAR CHEMICAL CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors, the "Company"); each of the lenders which is or which may from time to time become a signatory hereto (individually, together with its successors, a "Lender" and, collectively, together with their respective successors, the "Lenders"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

             The parties hereto agree as follows:


             Section 1.    Definitions and Accounting Matters.

             1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

             "Adjusted Cash Flow" shall mean, for any period, the sum (without duplication), determined on a consolidated basis for the Company and its Subsidiaries, of (i) Cash Flow for such period, minus (ii) (to the extent not deducted in determining Cash Flow for such period) current income tax liabilities of the Company and its Subsidiaries accrued during such period.

             "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly more than 5% of the securities having ordinary voting power for the election of directors or other governing body of a corporation or more than 5% of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

             "Applicable Lending Office" shall mean, for each Lender and for each Type of Loan or Letter of Credit, the Lending Office of such Lender (or of an affiliate of such Lender) designated for such Type of Loan or Letter of Credit below its name on the signature pages hereof or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such Type or such Letters of Credit are to be made and/or issued and maintained.

             "Applicable Margin" shall mean:

             (a) With respect to any Tranche A Term Loan or Working Capital Loan or Letter of Credit and during any Performance Period (or portion thereof), the percentage indicated below opposite the Applicable Pricing Ratio for such Performance Period (or portion thereof) (determined, in the case of any Loan, as a function of the type of such Loan):

------------------------------------------------------------------------------------------------------
                      Applicable                Base                  Euro-              Letters
                       Pricing                  Rate                  dollar               of
    Tier                Ratio                   Loans                 Loans              Credit
------------------------------------------------------------------------------------------------------
Tier 1               Less than or                 .500%               1.750%              1.500%
                     equal to
                     2.25:1

------------------------------------------------------------------------------------------------------
Tier II              Less than or                 .750%               2.000%              1.750%
                     equal to 3.0:1
                     but more than
                     2.25:1

------------------------------------------------------------------------------------------------------
Tier III             Less than or                1.000%               2.250%              2.000%
                     equal to
                     3.75:1 but
                     more than
                     3.0:1

------------------------------------------------------------------------------------------------------
Tier IV              Greater than                1.375%               2.625%              2.375%
                     3.75:1
======================================================================================================


provided that during the six-month period following the Closing Date, the Applicable Margin shall not be less than the percentage set forth above for Tier III (determined, in the case of any Loan, as a function of the type of such Loan).

             (b) With respect to any Tranche B Term Loan, 2.00% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Loans.

             "Applicable Pricing Ratio" shall mean, for any Performance Period, the ratio of (x) Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis as at the end of the fiscal quarter (the "statement quarter") to which the financial statements received by the Administrative Agent on the first day of such Performance Period (or, in the case of the first Performance Period, most recently received prior to the Closing Date) relate, to (y) Cash Flow for the period of four fiscal quarters ending at the end of the statement quarter, considered as a single accounting period, provided that if the Company shall at any time fail to deliver the financial statements and related certificate with respect to any fiscal quarter required pursuant to Section 9.01(a) or (b) and the last paragraph of Section 9.01 on or prior to the date when due, then, until such financial statements and related certificate shall have been delivered, the Applicable Pricing Ratio shall be deemed to be greater than 3.75:1.

             "Assigned Agreements" shall mean, collectively, the agreements listed on Schedule I hereto, as each such agreement shall, subject to Section
9.20 hereof, be modified and supplemented and in effect from time to time.

             "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.

             "Base Rate" shall mean, with respect to any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the Prime Rate.

             "Base Rate Loans" shall mean Loans which bear interest at a rate based upon the Base Rate.

             "Basic Documents" shall mean the Financing Documents, the Special Dividend Documents, the Assigned Agreements and the Tax Sharing Agreement.

             "Borrowing Base" shall mean, as at any date, the amount of the Borrowing Base as of the date of the Borrowing Base Certificate then most recently delivered pursuant to Section 9.01(c), determined by calculating the sum of (i) 85% of the aggregate amount of Eligible Receivables at said date plus (ii) 50% of the aggregate amount of Eligible Inventory at said date; provided that the amount determined pursuant to clause (ii) shall at no time exceed 50% of the Borrowing Base.

             "Borrowing Base Certificate" shall mean a certificate, duly executed by a Senior Officer, appropriately completed and in substantially the form of Exhibit D hereto.

             "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in New York City and, where such term is used in the definition of "Quarterly Date" in this Section
1.01 and if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment, conversion or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

             "Capital Expenditures" shall mean expenditures in respect of fixed or capital assets by the Company or any of its Subsidiaries, including the capital portion of lease payments made in respect of Capital Lease Obligations, but excluding expenditures for the restoration or replacement of fixed or capital assets to the extent financed by the proceeds of an insurance policy described in clause (1) of Section 9.03 hereof.

             "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

             "Cash Flow" shall mean, for any period, (i) the sum (without duplication), determined on a consolidated basis for the Company and its Subsidiaries, of (x) operating income of the Company and its Subsidiaries (calculated before provision for income taxes, interest expense, extraordinary items and income attributable to equity in affiliates) for such period plus (y) depreciation, amortization and other non-cash items (to the extent deducted in determining operating income) for such period plus (z) accrued interest income (to the extent not included in determining operating income) for such period minus (ii) proceeds received during such period (to the extent included in determining operating income) of any insurance policy described in clause (1) of Section 9.03 hereof.

             "Cedar International" shall mean Cedar International, Inc., a Tennessee corporation, and its successors.

             "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

             "Chase" shall mean The Chase Manhattan Bank (National Association) and its successors.

             "Class" shall have the meaning assigned to such term in Section
1.03 hereof.

             "Closing Date" shall mean the date of the initial Loans hereunder.

             "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

             "Collateral Account" has the meaning set forth in the Security Documents.

             "Commitments" shall mean, as to any Lender, the aggregate of such Lender's Tranche A Term Loan Commitment, Tranche B Term Loan Commitment and Working Capital Commitment.

             "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

             "Current Assets" shall mean at any date the current assets (excluding cash and cash equivalents) of the Company and its Subsidiaries determined on a consolidated basis as of such date.

             "Current Liabilities" shall mean at any date the consolidated current liabilities (excluding the current portion of long-term Indebtedness) of the Company and its Subsidiaries plus (without duplication) the current liabilities of any Person (other than the Company or one of its Subsidiaries) which are Guaranteed by the Company or one of its Subsidiaries, all determined on a consolidated basis as of such date.

             "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

             "Derivatives Obligations" of any Person shall mean all obligations of such Person in respect of any Derivatives Transaction.

             "Derivatives Transaction" shall mean any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

             "Dollars" and "$" shall mean lawful money of the United States of America.

             "Eligible Inventory" shall mean, as at any date of determination thereof, the value (determined at the lower of cost or market on a first-in, first-out basis) of all Inventory owned by (and in the possession or under the control of) the Company or any Subsidiary Guarantor and located in a jurisdiction in the United States of America as to which appropriate Uniform Commercial Code file search reports have been received and appropriate Uniform Commercial Code financing statements have been filed naming the Company as "debtor" and the Administrative Agent as "secured party"; provided that the Administrative Agent (with the consent of the Required Lenders) may at any time exclude from Eligible Inventory any type of Inventory which they (in their sole discretion) determine to be unmarketable as a result of their general credit and lending standards.

             "Eligible Receivables" shall mean, as at any date of determination thereof, the aggregate of all Receivables at said date due to the Company or any Subsidiary Guarantor other than the following (determined without duplication):

             (a) all Receivables which, at the date of the original issuance of the respective invoice therefor, were payable more than 60 days (or, in the case of a Receivable in respect of a sale of pesticides, 180 days) after such date,

             (b) any Receivable due from an account debtor whose principal place of business is located outside the United States of America unless
    (i) such Receivable is fully backed by an irrevocable letter of credit issued or confirmed by a U.S. commercial bank having a combined capital and surplus of not less than $150,000,000 or (ii) such account debtor is listed as an eligible foreign account debtor on Schedule VIII hereto, as such Schedule may be modified from time to time by the Administrative Agent with the consent of the Required Lenders,

             (c)     any Receivable due from (i) an Affiliate of the Company or
    (ii) an account debtor which is the subject of bankruptcy, insolvency or similar proceedings or which the Required Lenders (through the Administrative Agent) have notified the Company does not have a satisfactory credit standing (as determined in the reasonable discretion of the Required Lenders),

             (d) any Receivable which remains unpaid for more than 60 days after the date set forth for payment in the invoice originally issued therefor,

             (e) all Receivables due from any account debtor if more than 25% of the aggregate amount of the Receivables due from such account debtor have at the time remained unpaid for more than 60 days after the date set forth for payment in the invoice originally issued therefor,

             (f) any Receivable as to which there is any unresolved dispute with, or claim or defense (which has not been waived) by, the respective account debtor (but only to the extent of such dispute, claim or defense),

             (g) any Receivable evidenced by an instrument (as defined in Article 9 of the Uniform Commercial Code) not in the possession of the Administrative Agent and any other Receivable in which the Administrative Agent does not have a perfected first priority security interest,

             (h) any Receivable due from the United States or any department, agency or instrumentality thereof, unless the Company has complied with the requirements of the Federal Assignment of Claims Act, and

             (i) if the Receivables due from any account debtor exceed an amount equal to 20% of the aggregate of all Receivables at said date, an amount of such Receivables equal to such excess.

             "Environmental Laws" shall mean any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or release of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

             "Environmental Liabilities" shall mean all liabilities in connection with or relating to the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Company and each Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws (including, without limitation, any matter disclosed or required to be disclosed in
Schedule VI hereto).

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

             "Eurodollar Base Rate" shall mean, with respect to any Eurodollar Loans, the rate per annum equal to the offered rate for Dollar deposits for a period of time comparable to the Interest Period for such Loans which appears on the display page designated as the "LIBO Page" on the Reuters Money Rates Service (or such other page as may replace the LIBO page at that service) at approximately 11:00 A.M., London time, on the day that is two Business Days before the first day of such Interest Period, provided that if at least two rates appear on the Reuters Money Rates Service "LIBO Page", the "Eurodollar Base Rate" applicable to such Interest Period shall be the arithmetic mean of such rates; or (ii) if no such rate appears on the Reuters Money Rates Service "LIBO Page" at such time, the rate per annum at which Dollar deposits are offered by the principal London office of The Chase Manhattan Bank, N.A. to leading banks in the London interbank market at approximately 11:00 A.M., London time, on the day that is two Business Days before the first day of such Interest Period having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loans of The Chase Manhattan Bank, N.A. to which such Interest Period relates. If no rate can be determined pursuant to clauses (i) and (ii) above, the provisions of Section 6.02 shall apply.

             "Eurodollar Loans" shall mean Loans the interest on which is determined on the basis of rates referred to in the definition of "Eurodollar Base Rate" in this Section 1.01.

             "Eurodollar Rate" shall mean, for any Eurodollar Loans, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to (i) the Eurodollar Base Rate for such Loans for the Interest Period for such Loans divided by (ii) 1 minus the Reserve Requirement, if any, for such Loans for such Interest Period.

             "Event of Default" shall have the meaning assigned to such term in
Section 10.01 hereof.

             "Excess Cash Flow" shall have the meaning assigned to such term in paragraph (6) of Section 3.02(b)(i) hereof.

             "Facilities" shall mean the facilities of the Company and its Subsidiaries located in West Helena, Arkansas, Vicksburg, Mississippi, Hobbs, New Mexico, and Memphis, Tennessee.

             "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

             "Financing Documents" shall mean this Agreement, the Parent Guaranty, the Nine West Guaranty, the Subsidiary Guaranty, the Notes and the Security Documents.

             "Foreign Subsidiaries" shall mean the Subsidiaries of the Company listed under the heading "Foreign Subsidiaries of Cedar Chemical Corporation" in Schedule IV.

             "Funded Indebtedness" shall mean Indebtedness which matures more than one year after the incurrence thereof or is extendible, renewable or refundable, at the option of the obligor, to a date more than one year after the incurrence thereof (including the current portion thereof).

             "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States consistently applied.

             "Guaranty" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at an arm's length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

             "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having constituent elements displaying any of the foregoing characteristics, whether or not regulated under Environmental Laws.

             "Indebtedness" shall mean, as to any Person (determined without duplication): (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business;

(ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent);
(iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.

             "Information Memorandum" shall mean the Information Memorandum dated October 1995, submitted to the Lenders in connection with the transactions contemplated by this Agreement and all materials which the Company and the Administrative Agent agree on the Closing Date constitute supplements thereto.

             "Interest Expense" shall mean, for any period, the sum (determined without duplication) of the aggregate amount of interest accruing during such period on Indebtedness of the Company and its Subsidiaries (on a consolidated basis), including the interest portion of payments under Capital Lease Obligations and any capitalized interest, and excluding amortization of debt discount and expense.

             "Interest Period" shall mean, with respect to any Eurodollar Loans, the period commencing on the date such Loans are made or converted from Base Rate Loans or the last day of the next preceding Interest Period with respect to such Loans and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Company may select as provided in Section 5.05 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) no Interest Period may commence before and end after any date set forth in Schedule III unless, after giving effect thereto, the aggregate principal amount of the Loans of any Class having Interest Periods which end after such date shall be equal to or less than the amount of Loans of such Class then permitted to be outstanding hereunder; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause
(i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period therefor would otherwise be a shorter period, such Loans shall not be available hereunder.

             "Interest Rate Agreement" shall have the meaning assigned to such term in Section 9.22 hereof.

             "Inventory" shall mean inventory (as defined in Article 9 of the Uniform Commercial Code) to the extent comprised of readily marketable materials, products or goods of a type manufactured or consumed by the Company in the ordinary course of business as presently conducted (but excluding work-in-process which is not readily marketable in its current form).

             "Investments" shall have the meaning assigned to such term in
Section 9.15 hereof.

             "Letter of Credit" shall have the meaning assigned to such term in
Section 2.02(a) hereof.

             "Letter of Credit Liabilities" shall mean, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.

             "Leverage Ratio" shall have the meaning set forth in Section 9.10.

             "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

             "Liquid Investments" shall mean (i) certificates of deposit maturing within 90 days of the acquisition thereof denominated in Dollars and issued by (X) a Lender or (Y) a bank or trust company having combined capital and surplus of at least $500,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated AA or higher by Standard & Poor's Corporation or Aa-2 or higher by Moody's Investors Service, Inc.; (ii) obligations issued or guaranteed by the United States of America, with maturities not more than one year after the date of issue; and
(iii) commercial paper with maturities of not more than 90 days and a published rating of not less than A-2 from Standard & Poor's Corporation or P-2 from Moody's Investors Service, Inc.

             "Loans" shall mean the loans provided for by Section 2.01 hereof.

             "Material Adverse Effect" means (i) a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, business, operations or prospects of the Company and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Parent, Nine West or any Subsidiary Guarantor to perform its obligations under each Basic Document to which it is a party; or (iii) a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders under the Financing Documents.

             "Mortgages" shall mean, collectively, the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust and similar instruments listed on Schedule II, each in form and substance satisfactory to the Administrative Agent, executed by the respective mortgagors in favor of the Administrative Agent for the benefit of the Lenders.

             "Multiemployer Plan" shall mean at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

             "Net Cash Proceeds" shall mean, in each case as set forth in reasonable detail in a certificate of a Senior Officer delivered to the Administrative Agent: (a) with respect to the disposition of any asset by the Company or any of its Subsidiaries, the excess, if any, of (i) the cash received (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition over (ii) the sum of (A) the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (B) the reasonable out-of-pocket expenses incurred by the Company or such Subsidiary, as the case may be, in connection with such disposition, plus (C) provision for taxes, including income taxes, attributable to the disposition of such asset; (b) with respect to the issuance of any equity securities or Indebtedness of the Company or any of its Subsidiaries, the gross proceeds received from such issuance less all reasonable out-of-pocket expenses, discounts and commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes assessed or to be assessed in connection therewith; (c) with respect to the receipt by the Company or the Administrative Agent of any payment under an insurance policy described in clause (1) of Section 9.03 hereof or pursuant to any condemnation award, the aggregate amount of any such payment made to the Company or the Administrative Agent less any income tax liability of the Company relating to such payment and all legal expenses incurred in connection with the recovery or collection thereof; and (d) with respect to the termination of any Plan, the excess, if any, of (i) the amounts received by the Company or any Subsidiary in connection with such termination over (ii) the amount of taxes payable by such Person in connection therewith.

             "Net Working Investment" shall mean, at any date, the amount by which Current Assets exceeds Current Liabilities at such date.

             "Nine West" shall mean Nine West Corporation, a Delaware corporation, and its successors.

             "Nine West Guaranty" shall mean the Nine West Guaranty dated as of the Closing Date, in substantially the form of Exhibit L hereto, as said agreement shall be modified and supplemented and in effect from time to time.

             "Notes" shall have the meaning assigned to such term in Section
2.07 hereof.

             "Parent" shall mean Trans-Resources, Inc., a Delaware Corporation, and its successors.

             "Parent Guaranty" shall mean the Parent Guaranty dated as of the Closing Date, in substantially the form of Exhibit K hereto, as said agreement shall be modified and supplemented and in effect from time to time.

             "Participation Letters of Credit" shall have the meaning assigned to such term in Section 2.02(a).

             "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "Performance Period" shall mean each period commencing on a day that the consolidated statements of income and cash flow and the consolidated balance sheet required to be delivered to the Administrative Agent under
Section 9.01(a) or 9.01(b) hereof with respect to a fiscal quarter of the Company, and the related certificate described in the last paragraph of Section
9.01 hereof, are received by the Administrative Agent and ending on a day immediately preceding the day on which the next subsequent set of such information required to be delivered to the Administrative Agent under Section
9.01 hereof with respect to a fiscal quarter of the Company is received by it; provided that the first Performance Period shall commence on the Closing Date.

             "Person" shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

             "Plan" shall mean an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or contributed to, by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or
(ii) has at any time within the preceding five years been maintained, or contributed to, by the Company or any Person which was at such time a member of the Controlled Group for employees of any Person which was at such time a member of the Controlled Group.

             "Post-Default Rate" shall mean (i) in respect of any principal of any Loan, a rate per annum equal to the sum of 2% plus the rate of interest applicable to such Loan and (ii) in respect of any Reimbursement Obligation or any other amount payable by the Company under this Agreement or any Security Document, a rate per annum equal to the sum of 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans that are Working Capital Loans.

             "Prime Rate" shall mean the rate of interest from time to time announced by Chase at the Principal Office as its prime commercial lending rate. Each change in the interest rate provided for herein resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

             "Principal Office" shall mean the principal office of Chase, presently located at 1 Chase Manhattan Plaza, New York, New York 10081.

             "Quarterly Dates" shall mean the last Business Day of each January, April, July and October.

             "Receivable" shall mean, as at any date of determination thereof, the unpaid portion of the obligation, as stated in U.S. Dollars on the respective invoice, of a customer of the Company or any Subsidiary Guarantor in respect of Inventory purchased and shipped and services rendered, net of any credits, rebates or offsets owed to the respective customer and also net of any commissions payable to third parties.

             "Refinancings" shall mean the refinancing by the Company of the Indebtedness and other obligations specified in Schedule VII.

             "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.

             "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

             "Regulatory Change" shall mean, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including such Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

             "Reimbursement Obligations" shall mean as at any date, the obligations of the Company then outstanding under Section 2.02(e) hereof to reimburse any Lender in the case of Syndicated Letters of Credit or Chase in the case of Participation Letters of Credit.

             "Release" shall mean any discharge, emission or release, including a "Release" as defined in CERCLA at 42 U.S.C. Section 9601(22). The term "Released" shall have a corresponding meaning.

             "Relevant Party" shall mean (i) the Company, (ii) the Parent,
(iii) Nine West, (iv) any Subsidiary Guarantor and (v) any other party to any of the Assigned Agreements.

             "Required Class Lenders" shall mean, with respect to any Class of Lenders, (x) at any time while no Loans or Letter of Credit Liabilities of such Class of Lenders are outstanding, (i) for the Class of Lenders holding Tranche A Term Loan Commitments or Working Capital Commitments, Lenders having at least 66 2/3% of the aggregate amount of the sum of the Tranche A Term Loan Commitments and the Working Capital Commitments and (ii) for the Class of Lenders holding Tranche B Term Loan Commitments, Lenders having at least 66 2/3% of the aggregate amount of the Tranche B Term Loan Commitments and (y) at any time while any Loans or Letter of Credit Liabilities (if any) of such Class of Lenders are outstanding, (i) for the Class of Lenders holding Tranche A Term Loans or Working Capital Loans or Letter of Credit Liabilities, Lenders holding at least 66 2/3% of the outstanding aggregate principal amount of the Tranche A Term Loans, the Working Capital Loans and Letter of Credit Liabilities (including, without limitation, participations in the Participation Letters of Credit) and (ii) for the Class of Lenders holding Tranche B Term Loans, Lenders holding at least 66 2/3% of the outstanding aggregate principal amount of the Tranche B Term Loans.

             "Required Lenders" shall mean, at any time while no Loans or Letter of Credit Liabilities are outstanding, Lenders having at least 66 2/3% of the aggregate amount of the Commitments and, at any time while any Loans or Letter of Credit Liabilities are outstanding, Lenders holding at least 66 2/3% of the outstanding aggregate principal amount of the Loans and Letter of Credit Liabilities (including, without limitation, participations in the

Participation Letters of Credit).

             "Reserve Requirement" shall mean, for any Eurodollar Loans for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.01 or
(ii) any category of extensions of credit or other assets which include Eurodollar Loans.

             "Restricted Payment" shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of any class of capital stock of the Company, or the exchange or conversion of any shares of any class of capital stock of the Company for or into any obligations of or shares of any other class of capital stock of the Company or any other property, but excluding dividends payable solely in, or exchanges or conversions for or into, shares of capital stock of the Company of the same or a junior class; provided that payments to the Company or a Wholly-Owned Subsidiary shall not constitute Restricted Payments.

             "Security Documents" shall mean, collectively, the Mortgages and the other agreements listed on Schedule II hereto; and, from and after the execution and delivery thereof, shall include any supplemental mortgage or security document required pursuant to Section 9.19 hereof.

             "Senior Officer" shall mean the chief executive officer, president, chief operating officer, chief financial officer or treasurer of the Company.

             "Senior Subordinated Reset Notes" shall mean the 14.5% Senior Subordinated Reset Notes due September 30, 1996 issued by the Parent.

             "Special Dividend" shall have the meaning set forth in Section
9.16 hereof.

             "Special Dividend Borrowing Date" shall mean the date or dates of the borrowings by the Company hereunder to finance payment by the Company of the Special Dividends.

             "Special Dividend Documents" shall mean all agreements, documents and instruments to be executed and delivered pursuant to or in connection with the payment of the Special Dividends; including without limitation any escrow agreement to be executed pursuant to Section 9.16(i)(z)(B).

             "Subsidiary" shall mean, with respect to any Person, any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person or by such Person and one or more of the Subsidiaries of such Person.

             "Subsidiary Guarantor" shall mean each of the following Subsidiaries of the Company: Vicksburg Chemical Company, a Delaware corporation, New Mexico Potash Corporation, a New Mexico corporation, Cedar International and each other Subsidiary of the Company that from time to time becomes a party to the Subsidiary Guaranty.

             "Subsidiary Guaranty" shall mean the Subsidiary Guaranty dated as of the Closing Date, in substantially the form of Exhibit H hereto, as said agreement shall be modified and supplemented and in effect from time to time.

             "Syndicated Letters of Credit" shall have the meaning assigned to such term in Section 2.02(a) hereof.

             "Tax Sharing Agreement" shall mean the tax sharing agreement dated as of December 30, 1991 among the Company, the Parent, Nine West, TPR Investment Associates, Inc., a Delaware corporation, Eddy Potash, Inc., a Delaware corporation and TR Media Corporation, a Delaware corporation.

             "Term Loan" shall mean, as to any Lender, a Tranche A Term Loan or Tranche B Term Loan made by such Lender pursuant to Section 2.01(i) or 2.01(ii) hereof, as the case may be, or both.

             "Tranche A Term Loan" shall mean, as to any Lender, a Loan made by such Lender pursuant to Section 2.01(i) hereof.

             "Tranche A Term Loan Availability Period" shall mean the period from and including the Closing Date to and including September 30, 1996.

             "Tranche A Term Loan Commitment" shall mean, as to any Lender, the obligation of such Lender to make a Tranche A Term Loan to the Company in a principal amount up to but not exceeding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Tranche A Term Loan Commitment" (as the same may be reduced from time to time pursuant to Section 2.03).

             "Tranche A Term Loan Commitment Percentage" shall mean, as to any Lender, the percentage equivalent of a fraction the numerator of which is the Tranche A Term Loan Commitment of such Lender and the denominator of which is the aggregate amount of the Tranche A Term Loan Commitments of all Lenders.

             "Tranche A Term Notes" shall mean the promissory notes of the Company evidencing the Tranche A Term Notes, substantially in the form of Exhibit A hereto.

             "Tranche B Term Loan" shall mean, as to any Lender, a Loan made by such Lender pursuant to Section 2.01(ii) hereof.

             "Tranche B Term Loan Commitment" shall mean, as to any Lender, the obligation of such Lender to make a Tranche B Term Loan to the Company in a principal amount up to but not exceeding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Tranche B Term Loan Commitment" (as the same may be reduced from time to time pursuant to Section 2.03).

             "Tranche B Term Notes" shall mean the promissory notes of the Company evidencing the Tranche B Term Loans, substantially in the form of Exhibit B hereto.

             "Type" shall have the meaning assigned to such term in Section
1.03 hereof.

             "Unfunded Liabilities" shall mean, with respect to any Plan, at any time, the amount (if any) by which (i) the value of all benefits liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any member of the Controlled Group to the PBGC or any other Person under Title IV of ERISA.

             "Wholly-Owned Subsidiary" shall mean a Subsidiary of the Company all of whose outstanding shares of capital stock (except directors' qualifying shares) are directly or indirectly owned by the Company.

             "Working Capital Availability Period" shall mean the period from and including the Closing Date to but not including October 31, 2001.

             "Working Capital Commitment" shall mean, as to any Lender, the obligation of such Lender to make Working Capital Loans and incur Letter of Credit Liabilities in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Working Capital Commitment" (as the same may be reduced from time to time pursuant to Section 2.03 hereof).

             "Working Capital Commitment Percentage" shall mean, as to any Lender, the percentage equivalent of a fraction the numerator of which is the Working Capital Commitment of such Lender and the denominator of which is the aggregate amount of the Working Capital Commitments of all Lenders.

             "Working Capital Loan" shall mean, as to any Lender, a Loan made by such Lender pursuant to Section 2.01(iii) hereof.

             "Working Capital Notes" shall mean the promissory notes of the Company evidencing the Working Capital Loans, substantially in the form of Exhibit C hereto.

             "Working Capital Obligations" shall mean, as at any date of determination thereof, the sum of the following (determined without duplication): (i) the aggregate principal amount of Working Capital Loans outstanding hereunder plus (ii) the aggregate amount of the Letter of Credit Liabilities hereunder.

             1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in Section 9, the Company may by notice to the Administrative Agent, or the Administrative Agent (at the request of the Required Lenders) may by notice to the Company, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Company, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 9.01 after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in Section 9 hereof, the Company will not change from December 31 in each year the date on which its fiscal year ends, nor from March 31, June 30 and September 30 the dates on which the first three fiscal quarters in each fiscal year end.

             1.03 Classes and Types of Loans and Lenders. Loans hereunder are distinguished by "Class" and by "Type", and Lenders hereunder are distinguished by "Class". The "Class" of a Loan (or of a Commitment to make such a Loan) refers to the determination whether such Loan is a Tranche A Term Loan, a Tranche B Term Loan or a Working Capital Loan, each of which constitutes a Class of Loan. The "Class" of a Lender refers to the determination whether such Lender holds Tranche A Term Loans or Working Capital Loans (or Commitments to make any such Class of Loans), on the one hand, or Tranche B Term Loans (or Tranche B Term Loan Commitments), on the other hand, each of which constitutes a Class. The "Type" of a Loan refers to the determination whether such Loan is a Eurodollar Loan or a Base Rate Loan. Identification of a Loan may be by both Class and Type (e.g., a "Eurodollar Working Capital Loan" indicates that such Loan is both a Eurodollar Loan and a Working Capital Loan).


             Section 2.  Commitments.

             2.01 Loans. Each Lender severally agrees, on the terms and subject to the conditions of this Agreement, to make Loans as follows:

                     (i) Tranche A Term Loans. On a single Business Day designated by the Company in accordance with Section 5.05 as the Closing Date, each Lender shall make a Loan to the Company in an amount equal to its Tranche A Term Loan Commitment Percentage of $15,000,000. At any time during the Tranche A Term Loan Availability Period, each Lender shall on a single Business Day or any two Business Days designated by the Company in accordance with Section 5.05 as a Special Dividend Borrowing Date, make a Loan to the Company in an amount equal to its Tranche A Term Loan Commitment Percentage of $10,000,000, in the case of a Loan made to the Company on a single such designated Business Day, or make a Loan to the Company in an amount equal to its Tranche A Term Loan Commitment Percentage of $5,000,000, in the case of a Loan made to the Company on each of two such designated Business Days.

                     (ii) Tranche B Term Loans. On a single Business Day designated by the Company in accordance with Section 5.05 as the Closing Date, each Lender shall make a Loan to the Company in an amount equal to its Tranche B Term Loan Commitment.

                     (iii) Working Capital Loans. From time to time during the Working Capital Availability Period, each Lender shall make Loans to the Company in an aggregate principal amount at any one time outstanding which, together with an amount equal to its Working Capital Commitment Percentage of all Letter of Credit Liabilities at such time in respect of Syndicated Letters of Credit and Participation Letters of Credit, shall not exceed its Working Capital Commitment, as reduced from time to time pursuant to Section 2.03 hereof. The aggregate amount of all Working Capital Obligations shall not at any time exceed the lesser of (i) the aggregate of the Working Capital Commitments as reduced from time to time pursuant to Section
2.03 hereof and (ii) the Borrowing Base.

                 2.02 Letters of Credit. (a) Subject to the terms and conditions hereof, the Working Capital Commitments may, in addition to the Working Capital Loans provided for in Section 2.01 hereof, be utilized, upon the request of the Company, by the issuance of letters of credit (i) by Chase for so long as it is Administrative Agent hereunder if the Company shall so request in the notice referred to in Section 2.02(b) and Chase shall agree that such letter of credit shall be issued by Chase rather than by each of the Lenders (such letters of credit issued by Chase being hereinafter referred to as the "Participation Letters of Credit"), or (ii) by the Lenders pursuant to which each Lender shall be severally obligated to pay its Working Capital Commitment Percentage of any drawing made thereunder (such letters of credit issued by the Lenders being hereafter referred to as the "Syndicated Letters of Credit", and the Syndicated Letters of Credit and Participation Letters of Credit being collectively referred to as the "Letters of Credit"). Upon the date of issuance of a Participation Letter of Credit, Chase shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from Chase, a participation to the extent of such Lender's Working Capital Commitment Percentage in such Participation Letter of Credit and the related Letter of Credit Liabilities. The aggregate amount of all Working Capital Obligations shall not at any time exceed the lesser of (i) the aggregate of the Working Capital Commitments as reduced from time to time pursuant to Section 2.03 hereof and (ii) the Borrowing Base. The aggregate amount of all Letter of Credit Liabilities shall not at any time exceed an amount equal to the lesser of (i) the aggregate amount of the Working Capital Commitments as reduced from time to time pursuant to Section 2.03 hereof and (ii) $7,500,000.

             (b) The Company shall give the Administrative Agent at least seven Business Days' (in the case of Syndicated Letters of Credit) or three Business Days' (in the case of Participation Letters of Credit) irrevocable prior notice (effective upon receipt) specifying the date such Letter of Credit is to be issued, whether it is requesting that such Letter of Credit be a Participation Letter of Credit or a Syndicated Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's Working Capital Commitment Percentage of the amount of such proposed Letter of Credit and, in the case of Syndicated Letters of

Credit, not later than five Business Days prior to the requested issuance date for such Letter of Credit shall prepare and send to the Lenders and the Company a proposed form of such Letter of Credit.

             (c) On each day during the period commencing with the issuance by the Lenders of any Syndicated Letter of Credit or the issuance by Chase of any Participation Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Working Capital Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender's Working Capital Commitment Percentage of the amount then available for drawings under such Syndicated Letter of Credit or Participation Letter of Credit (as the case may be).

             (d) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Administrative Agent shall promptly notify the Company and each Lender as to the amount to be paid as a result of such demand or drawing and the respective payment date. If at any time Chase shall make a payment to a beneficiary of a Participation Letter of Credit in respect of a drawing or in respect of an acceptance created in connection with a drawing under such Participation Letter of Credit, each Lender will pay to Chase, immediately upon Chase's demand at any time during the period commencing after such payment until reimbursement therefor in full by the Company, an amount equal to such Lender's Working Capital Commitment Percentage of such payment, together with interest on such amount for each day from the date of Chase's demand for such payment (or, if such demand is made after 11:00 a.m. (New York City time) on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period.

             (e) The Company shall be irrevocably and unconditionally obligated forthwith to reimburse (x) the Administrative Agent for the account of each Lender in the case of Syndicated Letters of Credit, and (y) Chase in the case of Participation Letters of Credit for any amounts paid by such Lender or Chase (as the case may be) upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Chase will pay to each Lender such Lender's Working Capital Commitment Percentage of all amounts received from the Company for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Participation Letter of Credit, but only to the extent such Lender has made payment to Chase in respect of such Participation Letter of Credit pursuant to clause (d) above.

             (f) The issuance by the Lenders of each Syndicated Letter of Credit or the issuance by Chase of each Participation Letter of Credit shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent (x) that in the case of a Syndicated Letter of Credit, such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to each Lender and the Administrative Agent and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Required Lenders shall have reasonably requested, and (y) that in the case of Participation Letters of Credit, such Letter of Credit shall be in such form, and shall contain such terms and support such transactions, as shall be reasonably satisfactory to Chase, and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as Chase shall have reasonably requested. No Letter of Credit shall have a term extending beyond the earlier of (i) one year from the date of issuance and (ii) seven Business Days prior to the last day of the Working Capital Availability Period. A Lender shall be deemed to have determined that a proposed Syndicated Letter of Credit is satisfactory unless it shall have notified the Administrative Agent otherwise (which notice shall be effective upon receipt) on or before the date three Business Days prior to the requested date of issuance of such Syndicated Letter of Credit. If any Lender shall breach its obligation to execute and deliver a Syndicated Letter of Credit hereunder, the other Lenders shall be relieved of their obligation to execute and deliver and issue such Syndicated Letter of Credit, provided that nothing herein shall affect any rights the Company may have against the breaching Lender as a result of such breach.

             (g) The Company hereby indemnifies and holds harmless each Lender and the Administrative Agent (which for purposes of this Section 2.02(g) shall include a reference to Chase acting in its individual capacity hereunder as issuer of Participation Letters of Credit) from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender or the Administrative Agent may incur (or which may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Administrative Agent may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the Administrative Agent hereunder (but nothing herein contained shall affect any rights the Company may have against such defaulting Lender); provided that the Company shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such Lender or the Administrative Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) such

Lender's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 2.02(g) is intended to limit the obligations of the Company under any other provision of this Agreement.

             2.03       Reductions of Commitments.

                  (a) Mandatory. (i) The Working Capital Commitments shall terminate on the last day of the Working Capital Availability Period; provided, that if the Closing Date shall not have occurred by November 15, 1995, the Working Capital Commitments shall terminate on such date.

The Tranche A Term Loan Commitments (x) shall be reduced to $10,000,000 on the Closing Date (after the making of the Tranche A Term Loans provided for in Section 2.01(i)) and (y) shall terminate on the last day of the Tranche A Term Loan Availability Period; provided, that if the Closing Date shall not have occurred by November 15, 1995, the Tranche A Term Loan Commitments shall terminate on such date.

The Tranche B Term Loan Commitments shall terminate on the Closing Date; provided, that if the Closing Date shall not have occurred by November 15, 1995, the Term Commitments shall terminate on such date.

In addition, the Working Capital Commitments shall be reduced in the amount and on the date of each prepayment applied to the Working Capital Loans (or to provide cover for Letter of Credit Liabilities) pursuant to paragraph (2), (3), (4), (5) or (6) of Section 3.02(b).

                 (b) Optional. The Company shall have the right to terminate or reduce the Commitments of any Class at any time or from time to time, provided that: (i) the Company shall give notice of each such termination or reduction to the Administrative Agent as provided in Section
   5.05 hereof, and (ii) each partial reduction of any Class shall be in an aggregate amount at least equal to $1,000,000.

                 (c) No Reinstatement. Commitments once terminated or reduced may not be reinstated.

             2.04       Fees.

                 (a) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Lender commitment fees on the daily average unused amount of such Lender's Commitments, for the period from the Closing Date to and including the earlier of the date the Commitments are terminated or, in the case of the Working Capital Commitments, the last day of the Working Capital

   Availability Period at a rate per annum equal to 1/2 of 1%. Accrued commitment fees shall be payable on the Quarterly Dates and on the earlier of the date the Commitments are terminated or, in the case of the Working Capital Commitments, the last day of the Working Capital Availability Period.

                 (b)     Letter of Credit Fees.

The Company shall pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Working Capital Commitment Percentage, a letter of credit fee at a rate per annum equal to the Applicable Margin for Letters of Credit on the daily aggregate amount available for drawings under each Letter of Credit. In the case of each Participation Letter of Credit, the Company shall pay to Chase, as issuer of such Letters of Credit and for its own account, an additional letter of credit fee at the rate of 1/4 of 1% per annum on the daily aggregate amount available for drawings under such Participation Letter of Credit. Fees under this subsection (b)(i) shall accrue for each day from and after the issuance of the initial Letter of Credit, and accrued fees shall be payable on each Quarterly Date and on the earlier of the date the Working Capital Commitments are terminated or the last day of the Working Capital Availability Period and, if later, on the first day thereafter on which no Letters of Credit are outstanding.

The Company shall pay to Chase, for its own account, such documentary, processing charges and administrative fees with respect to all Letters of Credit in such amounts and at such times as may be notified to the Company by Chase, in accordance with the customary practices of Chase.

                 (c) Other Fees. The Company shall pay to the Administrative Agent on the Closing Date other fees in the amounts heretofore mutually agreed. The Company shall pay to the Administrative Agent, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, the termination of all Letters of Credit and payment in full of all Letter of Credit Liabilities, all interest thereon and all other amounts payable hereunder, a periodic administrative agency fee on the dates and in the amount heretofore mutually agreed.

             2.05 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

             2.06       Several Obligations.  The failure of any
  Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither the Administrative Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

             2.07 Notes. The Loans of each Class made by each Lender shall be evidenced by a single Tranche A Term Note, Tranche B Term Note or Working Capital Note of the Company (each a "Note") in substantially the form of Exhibit A, B or C hereto, as the case may be, dated the Closing Date, payable to the order of such Lender in a principal amount equal to such Lender's Commitment of such Class as originally in effect and otherwise duly completed. Each Lender is hereby authorized by the Company to endorse on the schedule (or a continuation thereof) attached to each Note of such Lender, to the extent applicable, the date, amount and Type of and the Interest Period (if any) for each Loan of the relevant Class made by such Lender to the Company hereunder, and the date and amount of each payment or prepayment of principal of such Loan received by such Lender, provided that any failure by such Lender to make any such endorsement or any error in such endorsement shall not affect the obligations of the Company under such Note or hereunder in respect of such Loan.

             2.08 Use of Proceeds. The proceeds of the Term Loans and a portion of the Working Capital Loans shall be used to finance the Refinancings and the payment of related fees and expenses and, after approval by the Company's Board of Directors, the payment of the Special Dividends. The proceeds of the remainder of the Working Capital Loans shall be used by the Company for working capital and other general corporate purposes.


             Section 3.       Borrowings, Conversions and Prepayments.

             3.01 Borrowings. The Company shall give the Administrative Agent notice of each borrowing to be made hereunder as provided in Section
   5.05 hereof. Not later than 11:00 a.m. New York time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, at the Principal Office, in immediately available funds, for the account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account designated by the Company maintained with the Administrative Agent at the Principal Office.

             3.02       Prepayments and Conversions.

                 (a) Optional Prepayments and Conversions. The Company shall have the right to prepay Loans or to convert Loans of one Type into Loans of the other Type, at any time or from time to time, provided that: (i) the Company shall give the Administrative Agent notice of each such prepayment or conversion as provided in Section 5.05 hereof, (ii) no Loans shall be converted into Eurodollar Loans prior to the third Business Day after the Closing Date, and (iii) except to the extent required pursuant to Section

   3.02(b) or 6.04 hereof, Eurodollar Loans may be prepaid or converted only on the last day of an Interest Period for such Loans.

                 (b) Mandatory Prepayments and Cover. (i) Events Requiring Prepayment and Cover.

                 (1) Borrowing Base and Commitment Amount. The Company shall from time to time prepay the Working Capital Loans (or provide cover for Letter of Credit Liabilities as provided below) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Working Capital Obligations shall be less than or equal to the lesser of (i) the Working Capital Commitments and
        (ii) the Borrowing Base.

                 (2) Insurance Proceeds and Condemnation Awards. Promptly following the receipt thereof by the Company or any of its Subsidiaries, the Company shall deposit with the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents an amount of cash or Liquid Investments equal to the aggregate Net Cash Proceeds (if greater than $50,000) of any payment made to the Company or any of its Subsidiaries (i) under any insurance policy described in clause (1) of Section 9.03 hereof or (ii) pursuant to any condemnation award. With respect to any such payment or award, so long as no Default has occurred and is continuing, the aggregate amount of such Net Cash Proceeds which the Company or such Subsidiary has expended or committed to expend for the restoration or replacement of the asset in respect of which such payment or award was made shall be released by the Administrative Agent to the Company upon request to pay for such restoration or replacement; provided that in the event that within 180 days of receipt of such payment the Company or such Subsidiary shall not have expended or committed to expend an equivalent amount for the restoration or replacement of the asset in respect of which such payment was made, the excess of the amount of such payment over the amount of such expenditures and commitments shall be applied to prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) on such 180th day.

                 (3) Issuance of Capital Stock or Incurrence of Indebtedness. The Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount of and on the date of each receipt by the Company or any of its Subsidiaries of
        (i) 50% of the Net Cash Proceeds from the issuance subsequent to the Closing Date of common stock by the Company or any of its Subsidiaries (upon the exercise of options or otherwise), (ii) 100% of the Net Cash Proceeds from the issuance subsequent to the Closing Date of capital stock other than common stock by the Company or any of its Subsidiaries (upon the exercise of options or otherwise) or (iii) 100% of the Net Cash Proceeds from the incurrence of any Funded Indebtedness not otherwise permitted under Section 9.08 to which the Required Lenders have consented.

                 (4) Asset Dispositions. The Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount of and on the date of each receipt by the Company or any of its Subsidiaries of the Net Cash Proceeds of any disposition by such Person of assets (except for inventory sold in the ordinary course of business) to the extent the aggregate amount of such Net Cash Proceeds exceeds $500,000 during any fiscal year; provided that the amount of any prepayment with respect to Net Cash Proceeds received by the Company or any Subsidiary of the Company from the disposition by such Person of any division or Subsidiary of such Person to which the Required Lenders (or, to the extent required by Section 12.05, all the Lenders) have consented shall not exceed the Threshold Amount. For the purposes of this section, "Threshold Amount" shall mean that portion (if any) of the Net Cash Proceeds received by the Company or any of its Subsidiaries from any disposition by such Person of any division or Subsidiary of such Person which, if applied to prepay the Loans outstanding, would result in a Leverage Ratio (calculated as of the date of receipt of such Net Cash Proceeds and after giving pro forma effect to such asset disposition as if such disposition had occurred on the first day of the four fiscal quarters included in the calculation of such Leverage Ratio) equal to (i) in the case of any such asset disposition occurring on or before the first anniversary of the Closing Date hereof, 3.0 to 1.0, (ii) in the case of any such asset disposition occurring after the first anniversary of the Closing Date hereof but on or before the second anniversary of the Closing Date hereof, 2.5 to 1.0 and (iii) in the case of any such asset disposition occurring after the second anniversary of the Closing Date hereof, 2.0 to 1.0. So long as the Net Cash Proceeds of any such asset disposition are less than the Threshold Amount, the Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount equal to 100% of such Net Cash Proceeds.

                 (5) Reversion of Pension Plans. The Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in the amount of and on the date of each receipt by the Company or any of its Subsidiaries of Net Cash Proceeds from the termination of a Plan.

                 (6) Excess Cash Flow. If for any fiscal year commencing with the fiscal year ending on December 31, 1996, (x) the sum of (A) Adjusted Cash Flow for such period plus (B) the amount of any decrease in Net Working Investment during such period exceeds (y) the sum of (i) Interest Expense for such period, (ii) the maximum amount of Capital Expenditures permitted to be made pursuant to
        Section 9.19 during such period (without giving effect to the proviso set forth in Section 9.19), (iii) the aggregate principal amount of payments during such period of Term Loans pursuant to Section 3.02(a) or 4.01(a) and Working Capital Loans (to the extent such payments are made pursuant to clause (i) of paragraph (1) above after repayment in full of the Term Loans) and (iv) the amount of any increase in Net Working Investment during such period, then the Company shall, on the first Quarterly Date following the end of such period, prepay the Loans (or provide cover for Letter of Credit Liabilities as provided below) in an amount equal to 75% of such excess ("Excess Cash Flow"); provided that if the Company has disposed of substantially all of the assets or capital stock of any Subsidiary or division of the Company during such period, the calculation of any increase or decrease in Net Working Investment during such period shall be made assuming that such disposition had occurred on the first day of such period.

        (ii) Order of Prepayments and Cover. Any prepayment pursuant to paragraph (2), (3), (4) (unless such prepayment is with respect to Net Cash Proceeds received by the Company or any of its Subsidiaries from the disposition by such Person of any division of or Subsidiary of such Person and is in an amount equal to the Threshold Amount (a "Subsidiary Sale")),
    (5) or (6) of clause (b)(i) above shall be applied, first, to the Term Loans and second, to the Working Capital Loans or Letter of Credit Liabilities. Any prepayment pursuant to paragraph (4) of clause (b)(i) above with respect to a Subsidiary Sale and in an amount equal to the Threshold Amount shall be applied to all the Loans (or Letter of Credit Liabilities).

        (iii) Prepayment and Cover of Working Capital Obligations.
    If the Company shall be required pursuant to paragraphs (1) through (6) of clause (b)(i) and clause (b)(ii) above to prepay any Working Capital Loans or provide cover for any Letter of Credit Liabilities, the Company shall, until the relevant Working Capital Loans have been paid in full, first prepay the principal of such Loans and then, following such payment in full, provide cover for the relevant Letter of Credit Liabilities. Cover for Letter of Credit Liabilities shall be effected by paying all Reimbursement Obligations then due and payable and then paying to the Administrative Agent immediately available funds, to be held by the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents, in an amount equal to the required prepayment, which amount shall be retained by the Administrative Agent in such Collateral Account and applied to pay any Reimbursement Obligations which become due until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.


             Section 4.    Payments of Principal and Interest.

             4.01       Repayment of Loans.

                 (a) The Term Loans shall mature in installments in the respective aggregate amounts and on the dates set forth in Schedule III.

                 (b)     The Working Capital Loans shall mature on October 31,
        2001.

                 (c) Any prepayment of the Term Loans pursuant to Section 3.02(a) or paragraph (2), (3), (4), (5) or (6) of Section 3.02(b)(i)
        shall be applied to reduce ratably all future installments of Term Loans required pursuant to clause (a) above, unless the provisions of paragraph (d) of this Section apply.

                 (d) If the Company prepays any Loans pursuant to Section 3.02(a) or Section 3.02(b)(i)(2), (3), (4), (5) or (6) hereof, the
        Company shall, so long as both Tranche A Term Loans and Tranche B Term Loans remain outstanding, provide at least two Business Days' prior notice to the Administrative Agent (which notice shall specify the aggregate principal amount of Loans to be prepaid and the date fixed for such prepayment), of such prepayment. Upon receipt of any such notice from the Company to the Administrative Agent, the Administrative Agent shall send a notice (an "Election Notice") to each Lender holding Tranche B Loans (which notice shall specify the prepayment amount, such Lender's ratable share in respect of such Lender's Tranche B Loans of such prepayment and the date fixed for prepayment). If any such Lender notifies the Administrative Agent not later than 12:00 noon on the Business Day prior to the date fixed for prepayment in such Election Notice that such Lender elects not to have such Lender's ratable share of such prepayment applied to the prepayment of its Tranche B Loans, such ratable share shall be applied to prepay ratably the Tranche A Term Loans outstanding on the date of such prepayment.

             4.02       Interest.  The Company will pay to the
   Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

                 (a) if such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin; and

                 (b) if such Loan is a Eurodollar Loan, the Eurodollar Rate plus the Applicable Margin.

Notwithstanding any of the foregoing, the Company will pay to the Administrative Agent for the account of each Lender interest at the applicable Post-Default Rate on the principal of any Loan made by such Lender, on any Reimbursement Obligation and on any other amount payable by the Company hereunder to or for the account of such Lender (but, if such amount is interest, only to the extent legally enforceable), (x) which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) or
(y) upon the occurrence and during the continuation of an Event of Default, for the period commencing on the due date thereof or date of occurrence of such Event of Default until the same is paid in full or such Event of Default has been waived or cured.

                 Accrued interest on each Loan shall be payable (i) if such Loan is a Base Rate Loan, on each Quarterly Date, (ii) if such Loan is a Eurodollar Loan, on the last day of the Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and
(iii) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Administrative Agent or the Required Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders and the Company thereof.

                 Notwithstanding the foregoing provisions of this Section 4.02, if at any time the rate of interest set forth above on any Loan of or other obligation payable to any Lender (the "Stated Rate") exceeds the maximum non-usurious interest rate permissible for such Lender to charge commercial borrowers under applicable law (the "Maximum Rate" for such Lender), the rate of interest charged on such Loan of or other obligation payable to such Lender hereunder shall be limited to the Maximum Rate for such Lender.

                 If the Stated Rate for any Loan of a Lender that has theretofore been subject to the preceding paragraph at any time is less than the Maximum Rate for such Lender, the principal amount of such Loan shall bear interest at the Maximum Rate for such Lender until the total amount of interest paid to such Lender or accrued on its Loans hereunder equals the amount of interest which would have been paid to such Lender or accrued on such Lender's Loans hereunder if the Stated Rate had at all times been in effect.

                 If, upon payment in full of all amounts payable hereunder, the total amount of interest paid to any Lender or accrued on such Lender's Loans under the terms of this Agreement is less than the total amount of interest which would have been paid to such Lender or accrued on such Lender's Loans if the Stated Rate had, at all times, been in effect, then the Company shall, to the extent permitted by applicable law, pay to the Administrative Agent for the account of such Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on such Lender's Loans if the Maximum Rate for such Lender had at all times been in effect or (ii) the amount of interest which would have accrued on such Lender's Loans if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to such Lender or accrued on its Loans under this Agreement.

                 If any Lender ever receives, collects or applies as interest any sum in excess of the Maximum Rate for such Lender, such excess amount shall be applied to the reduction of the principal balance of its Loans or to other amounts (other than interest) payable hereunder, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Company.


             Section 5.    Payments; Pro Rata Treatment;
Computations; Etc.

             5.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by the Company hereunder and under the Notes shall be made in Dollars, in immediately available funds, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day). The Administrative Agent, or any Lender for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with the Administrative Agent or such Lender, as the case may be. The Company shall, at the time of making each payment hereunder or under any Note, specify to the Administrative Agent the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its sole discretion to amounts then due, but subject to the other terms and conditions of this Agreement, including, without limitation, Section 5.02 hereof). Each payment received by the Administrative Agent hereunder or under any Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds, for the account of such Lender's Applicable Lending Office. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

             5.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Section 2.01 hereof shall be made from the Lenders, each payment of commitment fees and letter of credit fees under Section 2.04 hereof shall be made for the account of the Lenders, and each termination or reduction of the Commitments under Section 2.03 hereof shall be applied to the Commitments of the Lenders, pro rata according to the Lenders' respective percentages of the Tranche A Term Commitments, the Tranche B Term Commitments or Working Capital Commitments, as the case may be;
(b) each payment by the Company of principal of or interest on Loans of a particular Class and Type (other than payments in respect of Loans of individual Lenders provided for by Section 6 hereof) shall be made to the Administrative Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders; (c) each conversion of Loans of a particular Type (other than conversions of Loans of individual Lenders pursuant to Section 6.04 hereof) shall be made pro rata among the Lenders in accordance with the respective principal amounts of such Loans held by the Lenders; (d) each Syndicated Letter of Credit will be issued by the Lenders severally and ratably among the Lenders in accordance with their respective Working Capital Commitment Percentages; and (e) the Lenders (other than Chase) shall purchase from Chase participations in the Participation Letters of Credit to the extent of their respective Working Capital Commitment Percentages.

             5.03 Computations. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and actual days elapsed (including the first day but, excluding the last day) occurring in the period for which payable. All other interest and all fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but, except in the case of letter of credit fees, excluding the last day) occurring in the period for which payable.

             5.04 Minimum and Maximum Amounts; Types. Except for prepayments made pursuant to Section 3.02(b) hereof, each borrowing, conversion and prepayment of principal of Loans shall be in an aggregate principal amount equal to (a) in the case of Eurodollar Loans, $1,000,000 or any larger multiple thereof, and (b) in the case of Base Rate Loans, $500,000 or any multiple of $100,000 greater than $500,000, except that any borrowing may be in the aggregate amount of the unused portion of each Class of Commitment (borrowings, conversions or prepayments of Loans of different Classes or Types or, in the case of Eurodollar Loans, having different Interest Periods, at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each Class, Type or Interest Period). Notwithstanding anything to the contrary contained in this Agreement there shall not be, at any one time, more than five Interest Periods in effect with respect to Eurodollar Loans, and all Eurodollar Loans made before the third Business Day after the Closing Date shall be made as Base Rate Loans.

             5.05 Certain Notices. Notices to the Administrative Agent of terminations or reductions of Commitments, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 12:00 noon New York time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, conversion and/or prepayment (subject to Section 4.01(d) hereof) specified below:

                                                                   Number of
                                                                   Business
                                  Notice                           Days Prior
                 Termination or reduction
                 of Commitments                                            3

                 Borrowing or prepayment
                 of Base Rate Loans                                        1

                 Borrowing or prepayment
                 of, conversion of or into,
                 or duration of Interest
                 Period for, Eurodollar Loans                              3

                 Prepayments of Eurodollar
                 Loans required pursuant
                 to Section 3.02(b)                                        1

provided, however, that, for purposes of the borrowing of the initial Loans hereunder, notice of such borrowing shall be effective if received by the Administrative Agent not later than 10:00 a.m. New York time on the date of such borrowing. Each notice of termination or reduction shall specify the amount of the Commitments of each Class to be terminated or reduced. Each notice of borrowing, conversion or prepayment shall specify the amount, Class and Type of the Loans to be borrowed, converted or prepaid (subject to Sections 3.02(a) and 5.04 hereof), the date of borrowing, conversion or prepayment (which shall be a Business Day) and, in the case of Eurodollar Loans, the duration of the Interest Period therefor (subject to the definition of Interest Period). Each such notice of duration of an Interest Period shall specify the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the affected Lenders of the contents of each such notice. In the event that the Company fails to select the duration of any Interest Period for any Eurodollar Loans within the time period and otherwise as provided in this Section 5.05, such Loans (if outstanding as Eurodollar Loans) will be automatically converted into Base Rate Loans on the last day of the then current Interest Period for such Loans or (if outstanding as Base Rate Loans) will remain as, or (if not then outstanding) will be made as, Base Rate Loans.

             5.06       Non-Receipt of Funds by the Administrative Agent.
Unless the Administrative Agent shall have been notified by a Lender or the Company (the "Payor") prior to the date on which such Lender is to make payment to the Administrative Agent of the proceeds of a Loan to be made by it hereunder (or the proceeds of a drawing to be paid by such Lender under any Syndicated Letter of Credit or the payment of any amount by such Lender to reimburse Chase for a drawing under any Participation Letter of Credit) or the Company is to make a payment to the Administrative Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, the Company and, if the Company fails to pay the amount thereof to the Administrative Agent forthwith upon demand, the Lenders ratably in proportion to their respective Working Capital Percentages) shall, on demand, pay to the Administrative Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent receives such amount at a rate per annum equal to the Federal Funds Rate for such period.

             5.07 Sharing of Payments, Etc. The Company agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans to the Company hereunder, or any Reimbursement Obligation or other obligation of the Company hereunder, which is not paid when due (regardless of whether such balances are then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, or on any Reimbursement Obligation or other obligation then due to such Lender hereunder, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or Reimbursement Obligations or other obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans and Reimbursement Obligations or other obligations then due to each of them. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any Person purchasing a participation in the Loans made, or Reimbursement Obligations or other obligations held, by another Person, whether or not acquired pursuant to the foregoing arrangements, may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and Reimbursement Obligations or other obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

             5.08 Taxes. (a) Any and all payments by the Company hereunder shall be made, in accordance with Section 5.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) except as provided in subsection (g) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.08), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Letter of Credit or any other Basic Document or other document referred to herein or therein (hereinafter referred to as "Other Taxes").

                 (c) The Company will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including related penalties, interest and expenses) imposed by any jurisdiction on amounts payable under this Section 5.08 paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

                 (d) Within 30 days after the date of any payment of Taxes, the Company will furnish to the Administrative Agent, at its address referred to in Section 12.02, the original or a certified copy of a receipt evidencing payment thereof.

                 (e) If any Lender subsequently receives from a taxing authority a refund of any Tax previously paid by the Company and for which the Company has indemnified the Lender pursuant to this Section 5.08, such Lender shall within 30 days after receipt of such refund, and to the extent permitted by applicable law, pay to the Company the net amount of any such recovery after deducting taxes and expenses attributable thereto.

                 (f) Not later than the Closing Date or, in the case of any bank or financial institution that becomes a Lender after the Closing Date pursuant to Section 12.06, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, and annually thereafter or at such other times as the Administrative Agent or the Company may request, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Company (i) with duly completed copies of Form 1001 or Form 4224 or (ii) if such Lender is not treated as a "bank" under Section 881(c)(3)(A) of the Code and is claiming exemption from United States withholding taxes under Section 881(c) of the Code, with a statement under penalties of perjury that it is not a "bank" under
Section 881(c)(3)(A) of the Code, is not a 10- percent shareholder within the meaning of Section 881(c)(3)(B) of the Code, and is not a controlled foreign corporation receiving interest from a related person within the meaning of
Section 881(c)(3)(C) of the Code, and with duly completed copies of Form W-8, or in each case any successor form prescribed by the Internal Revenue Service of the United States certifying as to such Lender's status as exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder or other documents satisfactory to the Company and the Administrative Agent indicating that all payments to be made to such Lender hereunder are not subject to such taxes (an "Exemption Certificate"). In the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States, unless the Administrative Agent has received an Exemption Certificate from such Lender, the Administrative Agent may withhold taxes from such payments at the applicable statutory rate. If the Company is required to pay additional amounts to any Lender pursuant to this
Section 5.08,
   such Lender shall use reasonable efforts to designate a different Applicable Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 5.08 and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

                 (g) If a Lender organized under the laws of a jurisdiction outside the United States has not delivered an Exemption Certificate to the
  Company on or before the Closing Date or, in the case of any bank or financial institution that becomes a Lender after the Closing Date pursuant to Section 12.06, the date of the instrument of assignment pursuant to which such bank or financial institution became a Lender, then the Company shall not have any obligation to indemnify such Lender for Taxes (including related penalties, interest and expenses) imposed by the United States or any political subdivision thereof pursuant to Section 5.08(a) and (c) hereof.


             Section 6.    Yield Protection and Illegality.

             6.01       Additional Costs.

                 (a) The Company shall pay to the Administrative Agent for the account of each Lender from time to time such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which such Lender determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any of such Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

        (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Notes in respect of any of such Loans (other than changes which affect franchise taxes or taxes measured by or imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such Loans, in each case by the jurisdiction in which such Lender is organized, has its principal place of business or has such Applicable Lending Office); or

        (ii) imposes or modifies any reserve, special deposit, insurance assessment or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof but excluding, with respect to any such Eurodollar Loan, any such requirements included in the applicable Reserve Requirement); or

         (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

   Each Lender will notify the Company through the Administrative Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 6.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by the Company through the Administrative Agent) will designate a different Applicable Lending Office for the Eurodollar Loans of such Lender if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America). Each Lender will furnish the Company with a statement setting forth the basis and amount of each request by such Lender for compensation under this Section 6.01(a). If any Lender requests compensation from the Company under this Section 6.01(a), the Company may, by notice to such Lender through the Administrative Agent, suspend the obligation of such Lender to make additional Eurodollar Loans to the Company until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable).

                 (b) Without limiting the effect of the foregoing provisions of this Section 6.01, if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilitie s of such Lender which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes Eurodollar Loans or (ii) becomes subject to restrictio ns on the amount of such a category of liabilitie s or assets which it may hold, then, if such Lender so elects by notice to the Company (with a copy to the Administra tive Agent), the obligation of such Lender to make Eurodollar Loans hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.04 hereof shall be applicable ).

                 (c) Determinations and allocations by any Lender for purposes of this Section 6.01 of the effect of any Regulatory Change on its costs of maintainin g its obligation s to make Loans or of making or maintainin g Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be conclusive absent manifest error.

             6.02 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, with respect to any Eurodollar

Loans:

                 (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof are not available in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans for Interest Periods therefor as provided in this Agreement; or

                 (b) the Required Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the relevant rates of interest referred to in the definition of "Eurodollar Base Rate" in Section 1.01 hereof upon the basis of which the rates of interest for such Loans are to be, determined do not accurately reflect the cost to such Lenders of making or maintaining such Loans for Interest Periods therefor;

then the Administrative Agent shall promptly notify the Company and each Lender thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Loans or to convert Base Rate Loans into Eurodollar Loans and the Company shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or convert such Loans into Base Rate Loans in accordance with Section
3.02 hereof.

             6.03 Illegality. Notwithstanding any other provision of this Agreement to the contrary, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Loans hereunder, or (b) maintain Eurodollar Loans hereunder, then such Lender shall promptly notify the Company thereof through the Administrative Agent and such Lender's obligation to make Eurodollar Loans hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 6.04 hereof shall be applicable).

             6.04 Substitute Base Rate Loans. If the obligation of any Lender to make Eurodollar Loans shall be suspended pursuant to Section 6.01,
6.02 or 6.03 hereof, all Loans which would otherwise be made by such Lender as Eurodollar Loans shall be made instead as Base Rate Loans (and, if an event referred to in Section 6.01(b) or 6.03 hereof has occurred and such Lender so requests by notice to the Company with a copy to the Administrative Agent, each Eurodollar Loan of such Lender then outstanding shall be automatically converted into a Base Rate Loan on the date specified by such Lender in such notice) and, to the extent that Eurodollar Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such

Eurodollar Loans shall be applied instead to such Base Rate Loans.

             6.05 Compensation. The Company shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense incurred by it as a result of:

                 (a) any payment, prepayment or conversion of a Eurodollar Loan made by such Lender on a date other than the last day of an Interest Period for such Loan;

                 (b) any failure by the Company to borrow a Eurodollar Loan to be made by such Lender on the date for such borrowing specified in the relevant notice of borrowing under Section 5.05 hereof; or

                 (c) any assignment by such Lender of any Eurodollar Loan in accordance with Section 12.06 hereof on or before the earlier of (i) the date on which the Administrative Agent has notified the Company that all assignments of Loans, Letter of Credit Liabilities and Commitments in connection with general syndication have been completed and (ii) the 90th day after the Closing Date, unless the Interest Period applicable to such Eurodollar Loans is equal to one month;

such compensation to include, without limitation, an amount equal to the excess, if any ("prospective loss of margin"), of (i) the amount of interest which would have accrued on the principal amount so paid, prepaid or converted or not borrowed for the period from the date of such payment, prepayment or conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component (as reasonably determined by such Lender) of the amount (as reasonably determined by such Lender) such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and maturities comparable to such period; provided that such compensation shall not include prospective loss of margin as a result of any mandatory prepayment pursuant to Section 3.02(b) hereof or if all Commitments have been terminated, all Loans have been repaid and no Letters of Credit are outstanding immediately after giving effect to a payment or prepayment which would give rise to the right to such compensation.

             6.06 Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations therein, and the result shall be to increase the cost to any Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Lender's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Lender, the Company agrees to pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by such Lender shall be submitted by such Lender to the Company and shall be conclusive as to the amount thereof absent manifest error.

             6.07 Capital Adequacy. If any Lender shall determine that the adoption or implementation after the date hereof of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender or any Person controlling such Lender (a "Parent") as a consequence of its obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A statement of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.


             Section 7.     Conditions Precedent.

             7.01 Initial Loans. The obligation of each Lender to make the initial Loans to be made by it hereunder is subject to the following conditions precedent, each of which shall have been fulfilled to the satisfaction of the Administrative Agent:

                 (a) Corporate Action. The Administrative Agent shall have received certified copies of the certificate of incorporation and by-laws of the Company, Nine West, the Parent and each Subsidiary Guarantor (other than Cedar International) and of all corporate action taken by the Company, Nine West, the Parent and such Subsidiary authorizing the execution, delivery and performance of the Basic Documents to which it is a party (including, without limitation, a certificate of the Company, Nine West, the Parent and such Subsidiary setting forth the resolutions of its Board of Directors or, in the case of Nine West and the Parent, the Executive Committee of its Board of Directors, authorizing the transactions contemplated thereby).

                 (b) Incumbency. The Company, Nine West, the Parent and each Subsidiary shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the Basic Documents to which it is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such Basic Documents. The Administrative Agent and each Lender may conclusively rely on such certificates until it receives notice in writing from the Company to the contrary.

                 (c) Notes. The Administrative Agent shall have received the Notes for each Lender, duly completed and executed.

                 (d) Subsidiary Guaranty, Parent Guaranty, Nine West Guaranty and Security Documents. The Subsidiary Guaranty, the Parent Guaranty, the Nine West Guaranty and the Security Documents shall have been duly executed and delivered by the respective parties thereto, and such other action (including without limitation filing of appropriately completed and duly executed Uniform Commercial Code financing statements and recording of the Mortgages) as may be necessary or as the Administrative Agent shall have requested to perfect the security interests created pursuant to the Security Documents shall have been taken.

                 (e) Title Insurance. The Administrative Agent shall have received policies of title insurance (or irrevocable commitments therefor with all conditions marked satisfied) in form and substance satisfactory to the Administrative Agent and issued by title insurance companies satisfactory to the Administrative Agent (the "TIC"), insuring the perfection, enforceability and first priority of the Liens created under the Mortgages for the amounts specified in Schedule II with respectthereto, subject only to the Permitted Encumbrances referred to in the Mortgages and to such other exceptions as are satisfactory to the Administrative Agent, subject to Section 9.24, containing such endorsements and affirmative assurances as shall be required by and satisfactory to the Administrative Agent and reinsured in amounts and under reinsurance agreements in form and substance satisfactory to the Administrative Agent; and the Company shall have paid or caused to be paid to the TIC all expenses and premiums of the TIC in connection with the issuance of such policies and in addition shall have paid to the TIC an amount equal to the recording and stamp taxes payable in connection with recording the Mortgages in the appropriate offices.

                 (f) Assigned Agreements. A photocopy of each fully executed Assigned Agreement shall have been delivered to the Administrative Agent; each such Assigned Agreement shall be in substantially the form thereof heretofore determined by the Administrative Agent to be satisfactory to it and furnished to the Lenders; and, unless otherwise agreed by the Administrative Agent, all consents required for the assignment to the Administrative Agent of the Assigned Agreements as collateral under the Security Documents shall have been obtained in form and substance satisfactory to the Administrative Agent, except to the extent such consents are contemplated pursuant to Section 9.25.

                 (g) Funding. The Administrative Agent shall be satisfied that the aggregate amount of funds available to the Company on the Closing Date shall be sufficient to consummate the Refinancings, to provide sufficient working capital to meet the needs of the Company, and to pay all fees, commissions and expenses in connection with the foregoing and any other transactions contemplated hereby; and, unless otherwise agreed by the Administrative Agent, the aggregate fees, commissions and expenses paid and payable in connection with such transactions shall not exceed $3,500,000.

                 (h) Insurance. The Company shall have delivered to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained (or caused to be maintained) by the Company pursuant to Section 9.03 hereof, and the Administrative Agent shall have received from Johnson & Higgins a broker opinion letter satisfactory to the Administrative Agent with respect to such insurance.

                 (i) Fees and Expenses. The Company shall have paid to the Administrative Agent, for its account and for the account of the Lenders, fees in the amounts previously agreed upon among the Company and the Administrative Agent; and shall have in addition paid to the Administrative Agent all amounts payable under Section 12.03 hereof on or before the date of this Agreement.

                 (j)     Opinions of Counsel to the Company.  The

        Administrative Agent shall have received an opinion of Apperson, Crump, Duzane & Maxwell, PLC, counsel to the Company, substantially in the form of Exhibit E-1 hereto, and an opinion of Rubin, Baum, Levin, Constant & Friedman, counsel to the Parent, Nine West and the Company, substantially in the form of Exhibit E-2 hereto, in each case covering such other matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request.

                 (k) Opinions of Special Counsel to the Administrative Agent. The Administrative Agent shall have received an opinion of Davis Polk & Wardwell, substantially in the form of Exhibit F-1 hereto, and an opinion of each of Hillburn, Calhoon, Harper and Pruniski & Calhoun, Ltd., substantially in the form of Exhibit F-2 hereto, and each of Gerald & Brand and McCormick, Forbes, Caraway & Tabor, substantially in the form of Exhibit F-3 hereto, each special counsel to the Administrative Agent, with such changes as are satisfactory to the Administrative Agent, and, in each case, covering such other matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request.

                 (l) Lockbox Agreements. The Company shall have delivered or caused to be delivered to the Administrative Agent one or more lockbox agreements, in form and substance satisfactory to the Administrative Agent, and lockbox letters, substantially in the form specified in the Security Documents, duly executed and delivered by it or one of its Subsidiaries and one or more banks acceptable to the Administrative Agent.

                 (m) Condition of Company. Each of the Lenders shall have received a copy of, and shall be satisfied with, (i) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 1994, (ii) the most recent interim financial statements of the Company and its Subsidiaries and
        (iii) the pro forma financial statements of the Company and its Subsidiaries referred to in Section 8.02(b)(iii) and the report thereon addressed to the Lenders prepared by Price Waterhouse LLP.

                 (n) Employee Benefit Plans and Employment Contracts. A photocopy of each fully executed employment contract (including without limitation all collective bargaining agreements) covering, and all employee savings, retirement and benefit plans, if any, relating to, the employees of the Company and its Subsidiaries, shall have been delivered to the Administrative Agent; and each such agreement shall be in substantially the form thereof heretofore determined by the Administrative Agent to be satisfactory to it and furnished to the Lenders. The Lenders shall have received from The Wyatt Group a letter stating the extent of the obligations of the Company and its Subsidiaries under ERISA with respect to

        Unfunded Liabilities and such other related matters as the Administrative Agent may reasonably request.

                 (o) Environmental Report. The Lenders shall have received the environmental assessment dated October 1995, prepared by Pilko & Associates, estimating potential sources of liabilities of the Company and its Subsidiaries, under CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, as amended, and regulations promulgated thereunder, and any other act or regulation of any federal, state, foreign or local environmental authority having jurisdiction over the Company or any of its Subsidiaries, in the form heretofore delivered to the Administrative Agent.

                 (p) Solvency Opinion. The Lenders shall have received an opinion from Valuation Research Corporation satisfactory to the Administrative Agent stating in substance that after giving effect to the transactions contemplated by this Agreement, including without limitation payment of the Special Dividends, the Company and its Subsidiaries will not, on a consolidated basis, be insolvent or be rendered insolvent thereby, be left with unreasonably small capital with which to engage in their business or have incurred debts beyond their ability to pay such debts as they mature, in each case by a margin reasonably satisfactory to the Administrative Agent, together with a certificate of a Senior Officer supporting such conclusions.

                 (q) Appraisals. The Lenders shall have received the valuation report prepared by Valuation Research Corporation of the plant, property and equipment assets of the Company and its Subsidiaries as of August 31, 1995, in the form heretofore delivered to the Administrative Agent.

                 (r) Receivables and Inventory Audit. The Lenders shall have received the report dated October 18, 1995 on the accounts receivable and inventory of the Company and its Subsidiaries prepared by Asset Based Lending Consultants, Inc., in the form heretofore delivered to the Administrative Agent.

                 (s) Liquidity and Liabilities Test. Immediately after giving effect to all transactions contemplated to take place on the Closing Date, (i) the sum of the amount of cash held by the Company plus the aggregate unused amount of the Working Capital Commitments which the Company would be permitted to use pursuant to Section 2.01(iii) shall equal or exceed $20,000,000 and (ii) no Working Capital Obligations shall be outstanding, and the Administrative Agent shall have received a certificate of the Company to such effect.

                 (t) Refinancings. The Administrative Agent shall have received evidence satisfactory to it that (i) all loans outstanding under each loan agreement or other debt instrument evidencing Indebtedness or other obligations specified in Schedule VII, together with accrued interest on such loans and all other amounts payable thereunder, shall have been paid in full, (ii) all lending commitments thereunder or letters of credit issued pursuant thereto shall have been terminated, (iii) all Liens securing such loans or liabilities under such letters of credit shall have been released pursuant to a termination and release letter in form and substance satisfactory to the Administrative Agent, and (iv) executed Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection with evidencing the foregoing releases shall have been filed with the appropriate authorities or delivered for filing to the Administrative Agent, in the case of each of clauses (i), (ii) and (iii) above, after giving effect to any concurrent borrowing hereunder on the Closing Date.

                 (u)     Tax Sharing Agreement.                     The
        Administrative Agent shall have received a copy of, and shall be satisfied with the form and substance of, the Tax Sharing Agreement, and shall have reviewed, and shall be satisfied with, the Company's projected tax assumptions.

                 (v)     Intercompany Agreements.                   To the
        extent not already delivered to the Administrative Agent pursuant to
        Section 8.10(b), the Company shall have delivered to the Administrative Agent a copy of all documents evidencing intercompany transactions among the Company, its Subsidiaries, Nine West and the Parent, and the Administrative Agent shall have reviewed, and shall be satisfied with, all such documents.

                 (w) Counterparts. The Administrative Agent shall have received counterparts of this Agreement executed and delivered by or on behalf of each of the parties hereto (or, in the case of any Lender as to which the Administrative Agent shall not have received such a counterpart, the Administrative Agent shall have received evidence satisfactory to it of the execution and delivery by such Lender of a counterpart hereof).

                 (x) Applicable Pricing Ratio Certificate. The Company shall have delivered to the Administrative Agent a certificate demonstrating the calculation of the Applicable Pricing Ratio for the Performance Period commencing on the Closing Date.

                 (y) Other Documents. The Administrative Agent shall have received such other documents relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

             7.02 Initial Working Capital Loans and Letters of Credit. The obligation of each Lender to make the initial Working Capital Loan to be made by it hereunder, or to issue the initial Letter of Credit hereunder, is subject to the further condition precedent that on or prior to the date of such borrowing or issuance, the Company shall have delivered to the Administrative Agent a Borrowing Base Certificate, prepared as of October 31, 1995, in accordance with Section 9.01(c) hereof.

             7.03 Initial and Subsequent Loans and Letters of Credit. The obligation of each Lender to make any Loan to be made by it hereunder, or to issue any Letter of Credit hereunder, is subject to the conditions precedent that, as of the date of such Loan or such issuance, and before and after giving effect thereto:

                 (a)     no Default shall have occurred and be continuing; and

                 (b) the representations and warranties made by each of the Parent, Nine West, the Company and its Subsidiaries in each Basic Document to which it is a party shall be true (or, in the case of Basic Documents which are not Financing Documents, true in all material respects) on and as of the date of the making of such Loan or such issuance, with the same force and effect as if made on and as of such date.

Each notice of borrowing by the Company hereunder, or request for issuance of a Letter of Credit, shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice and as of the date of such borrowing or issuance).

             7.04 Special Dividend Borrowing Date Loans. The obligations of each Lender to make Tranche A Term Loans or Working Capital Loans on any Special Dividend Borrowing Date is further subject to the conditions precedent, which shall have been fulfilled to the satisfaction of the Administrative Agent, that (a) the certificate required pursuant to Section 9.16(i)(y) shall have been delivered to each of the Lenders not less than three Business Days prior to such Special Dividend Borrowing Date, (b) the Administrative Agent shall have received a copy of, and shall be reasonably satisfied with, the structure and terms of the Special Dividends and the Special Dividend Documents and (c) immediately after giving effect to the borrowing on such Special Dividend Borrowing Date, the Company shall have applied the proceeds of the Tranche A Term Loans or the Working Capital Loans made on such Special Dividend Borrowing Date to the payment of a Special Dividend, Nine West shall have applied the proceeds of such Special Dividend to the payment of a cash dividend to the Parent, and the Parent shall have (i) applied the proceeds of such cash dividend to the redemption, repurchase or repayment of the Senior Subordinated Reset Notes or (ii) deposited the proceeds of such cash dividend to an escrow account in accordance with Section 9.16(i)(z)(B) hereof or (iii) applied or deposited such proceeds in any combination permitted pursuant to clause (i) and (ii).


             Section 8. Representations and Warranties. The Company represents and warrants to the Lenders and the Administrative Agent as follows (including, in the case of any representation or warranty made as of the Closing Date, both before and immediately after giving effect to the payment of the Special Dividends and the consummation of Refinancings):

             8.01       Corporate Existence.  Each of the Company and its
Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in the case of such licenses, authorizations, consents and approvals, where the failure to obtain them would not have a Material Adverse Effect; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

             8.02 Information. (a) The Information Memorandum did not as of the date thereof and will not as of the Closing Date contain any untrue statement of a material fact or assumption or omit to state a material fact or assumption necessary in order to make the statements contained therein not misleading; provided that although the management of the Company believes that the projections presented in the Information Memorandum are reasonable, the Company makes no representation as to their attainability.

             (b)     Without limiting the generality of paragraph (a):

                     (i) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1994 and the related consolidated statements of income and retained earnings and cash flows for the year then ended (the "Company Audited Statements"), have been prepared in accordance with generally accepted accounting principles consistently applied. The Company Audited Statements fairly present the financial position of the Company and its Subsidiaries at December 31, 1994 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                     (ii) The consolidated balance sheets of the Company and its Subsidiaries as of August 31, 1995 and the related consolidated statements of income and retained earnings and cash flows for the eight months ended August 31, 1995, have been prepared in accordance with generally accepted accounting principles for interim financial information, and include all adjustments, which are of a normal and recurring nature, and fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of August 31, 1995 and the results of their operations and cash flows for the eight months ended August 31, 1995.

                     (iii) The pro forma consolidated balance sheets of the Company and its Subsidiaries as of September 30, 1995, prepared (a) after giving effect to the payment of the Special Dividends, the consummation of the Refinancings, the making of the Loans to be made on the Closing Date hereunder and the remainder of the transactions contemplated to take place on the Closing Date and (b) after giving effect to the consummation of the Refinancings, the making of the Loans to be made on the Closing Date hereunder and the remainder of the transactions contemplated to take place on the Closing Date but before giving effect to the payment of the Special Dividends, copies of which have been delivered to the Lenders, fairly present in all material respects on a pro forma basis the financial position of the Company and its Subsidiaries as of September 30, 1995.

                     (iv) The Company and its Subsidiaries did not on the date of the balance sheet referred to in clause (iii) above, and will not on the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet.

                 (c) The Company has disclosed to the Lenders in writing in this Agreement and the Information Memorandum any and all facts (other than general economic and industry conditions) which have or may have a Material Adverse Effect.

                 (d) Since September 30, 1995 no event has occurred and no condition has come into existence which has had, or is reasonably likely to have, a Material Adverse Effect.

             8.03 Litigation. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect.

             8.04 No Breach. None of the execution and delivery of the Basic Documents or the transactions therein contemplated or compliance with the terms and provisions thereof, the payment of the Special Dividends or the consummation of the Refinancings will conflict with or result in a breach of, or require any consent under, the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any Basic Document or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

             8.05 Corporate Action. Each of the Company, its Subsidiaries, and Nine West, as the case may be, has all necessary corporate power and authority to pay the Special Dividends, to consummate the Refinancings and to execute, deliver and perform its obligations under the Basic Documents to which it is a party; the consummation of the Refinancings, the execution, delivery and performance by the Company, its Subsidiaries and Nine West of the Basic Documents to which they are parties have been duly authorized by all necessary corporate action, on or prior to the payment of the Special Dividends, the payment of the Special Dividends will have been duly authorized by all necessary corporate action; and this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and, on the Closing Date, each of the other Basic Documents to which the Company, any of its Subsidiaries or Nine West is to be a party will constitute its legal, valid and binding obligation, in each case enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

             8.06 Approvals. Each of the Company, its Subsidiaries and Nine West, as the case may be, (i) has obtained all authorizations, approvals and consents of, and has made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the consummation of the Refinancings and the execution, delivery or performance by it of any Basic Document to which it is a party or for the validity or enforceability thereof, except for filings and recordings of the Liens created pursuant to, or permitted by, the Security Documents and (ii) on or prior to the payment of the Special Dividends, will have obtained all authorizations, approvals and consents of, and will have made all filings and registrations with, any governmental or regulatory authority or agency and any third party necessary for the payment of the Special Dividends.

             8.07 Regulations U and X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock.

             8.08 ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No such Person has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan,
(ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).

             8.09 Taxes. Each of the Company, Nine West, the Parent and their respective Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except to the extent the same may be contested as permitted by Section 9.02 hereof. There are no material tax disputes or contests relating to the Company, Nine West, the Parent or any of their respective Subsidiaries pending as of the Closing Date. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

             8.10 Subsidiaries; Agreements. (a) Schedule IV hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Company and of all Investments held by the Company or any of its Subsidiaries in any joint venture or other Person. Except for the Liens created by the Security Documents, the Company owns, free and clear of Liens, all outstanding shares of its Subsidiaries and all such shares are validly issued, fully paid and non-assessable and the Company (or the respective Subsidiary of the Company) also owns, free and clear of Liens, all such Investments.

                 (b) Schedule V hereto is a complete and correct list of all credit agreements, indentures, capitalized leases, obligations in respect of letters of credit, guaranties, joint venture agreements, and other material instruments in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Indebtedness or lease obligations of the Company or any of its Subsidiaries, and all obligations of the Company or any of its Subsidiaries to issuers of surety or appeal bonds issued for account of the Company or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness or lease obligations outstanding or to be outstanding and the property subject to any Lien securing such Indebtedness or lease obligation. The Company has heretofore delivered to the Administrative Agent a complete and correct copy of all such credit agreements, indentures, capitalized leases, letter of credit obligations, guaranties, joint venture agreements and other material instruments, including any modifications or supplements thereto, as in effect on the date hereof.

             8.11 Investment Company Act. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

             8.12 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

             8.13 Ownership and Use of Properties. Each of the Company and its Subsidiaries will have on the Closing Date and at all times thereafter, legal title or ownership of, or the right to use pursuant to enforceable and valid agreements or arrangements, all tangible property, both real and personal and all franchises, licenses, copyrights, patents and know-how which is material to the operation of its business as proposed to be conducted.

             8.14 Environmental Matters. (a) The Company and each of its Subsidiaries have obtained all permits, certificates, licenses, approvals, registrations and other authorizations which are required under all applicable Environmental Laws to conduct their respective businesses as currently conducted, except to the extent failure to have any such permit, certificate, license, approval, registration or authorization would not have a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, certificates, licenses, approvals, registrations and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any notice or demand letter from any regulatory authority issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect.

                 (b)     In addition, except (x) as described in Schedule VI or
   (y) to the extent that the liabilities that could reasonably be expected to result from the matters referred to in this Section 8.14(b) would not exceed $200,000 individually or $750,000 in the aggregate:

         (i) No notice, notification, demand, request for information, citation, summons or order has been issued and received by the Company or any of its Subsidiaries, no complaint has been served on the Company or any of its Subsidiaries, no penalty has been assessed and, to the best knowledge of the Company, no investigation or review is pending or threatened by any governmental entity or other Person with respect to (1) any alleged failure by the Company or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Company or any of its Subsidiaries, (2) any alleged failure by the Company or any of its Subsidiaries to comply with the terms and conditions of any such permit, certificate, license, approval, registration or authorization or of any other limitation, restriction, condition, standard, prohibition, requirement, obligation, schedule or timetable contained in any applicable Environmental Law, (3) any Regulated Activity or (4) any Release of any Hazardous Substance;

         (ii) Neither the Company nor its Subsidiaries nor the businesses conducted by such Persons nor, to the best knowledge of the Company or any of its Subsidiaries, any other Person, other than in compliance with applicable Environmental Laws, has disposed of or placed, held, located or otherwise handled, any Hazardous Substance on, under or at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries, and none of such properties has been used (whether by the Company or any of its Subsidiaries or, to the best knowledge of the Company or any of its Subsidiaries, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Substance; and

                       (1) no polychlorinated biphenyls (PCBs), radioactive material, urea formaldehyde or lead is or has been present at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries;

                       (2) no asbestos is or has been present in airborne or friable form at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries;

                       (3) there are no underground storage tanks, active or abandoned, which have been used to store or which otherwise contain or have contained any Hazardous Substance at any property now or previously owned, operated or leased by the Company or any of its Subsidiaries; and

                       (4) no Hazardous Substance has been Released in a reportable quantity or is present in a threshold planning quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned, operated or leased by the Company or any of its Subsidiaries.

       (iii) None of the Company, any of its Subsidiaries, or any of the businesses conducted by such Persons has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance except as a commercial product to any location which is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA ("NPL"), or the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") or on any similar federal, state, foreign or local list or which is the subject of federal, state, foreign or local enforcement actions or, to the best knowledge of the Company, other investigations which may lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims,including, but not limited to, claims under CERCLA;

       (iv) All oral or written notifications of a Release of a Hazardous Substance required to be filed under any applicable Environmental Law have been filed by or on behalf of the Company and its Subsidiaries and no property now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company or any of its Subsidiaries, proposed for listing, on the NPL or on CERCLIS or any similar federal, state, foreign or local list of sites requiring investigation or clean-up which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA;

       (v) Except in compliance with applicable Environmental Laws or as reported under applicable Environmental Laws, no Hazardous Substance generated by the Company or any of its Subsidiaries has been stored (except as a commercial product), recycled, treated or Released or disposed of by the Company or any of its Subsidiaries at any location;

       (vi) There are no Liens arising under or pursuant to any applicable Environmental Laws on property owned, operated or leased by the Company or any of its Subsidiaries, and no actions by any governmental entity have been taken or, to the best knowledge of the Company, are in process which could subject any of such properties to such Liens, and no notice or restriction relating to the presence of any Hazardous Substance at any such property is required to be placed in any deed to such property; and

        (vii) There are no existing liabilities or potential liabilities of the Company or any Subsidiary relating to health and safety matters for past or present employees, agents, third party contractors or other workers, including, but not limited to, such liabilities arising from OSHA compliance or wrongful death actions.

        (viii) There are no existing liabilities or potential liabilities of the Company or any Subsidiary identified in any environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or any of its Subsidiaries in relation to any property or facility now or previously owned, operated or leased by the Company or any Subsidiary which are not disclosed in the reports described in Section 7.01(o) or disclosed in
    Schedule VI. The Company conducts and, to the best knowledge of the Company, has conducted all such environmental investigations, studies, audits, tests, reviews or other analyses in relation to all properties and facilities now or previously owned, operated or leased by the Company or any of its Subsidiaries which are required under applicable Environmental Laws and maintains such records and reports for the time periods prescribed under applicable Environmental Laws.

                 (c) For purposes of this Section, representations given with respect to the Company and its Subsidiaries shall be deemed given also with respect to any matters which could result in Environmental Liabilities, to the extent successor liability could be imposed under applicable Environmental Laws on the Company or any of its Subsidiaries.

             8.15 Foreign Subsidiaries. The Foreign Subsidiaries (i) do not own or lease assets having an aggregate fair market value in excess of $10,000, (ii) have no revenues and (iii) have no business operations.

             Section 9. Covenants. The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, the termination of all Letters of Credit and payment in full of all Letter of Credit Liabilities, all interest thereon and all other amounts payable under the Financing Documents, unless the Required Lenders shall agree otherwise as contemplated by Section 12.05 hereof:

             9.01 Information. The Company shall deliver to the Administrative Agent, together with enough copies for each of the Lenders:

                 (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such year, the consolidating statements of income of the Company and its Subsidiaries, and the related consolidated and consolidating balance sheet as at the end of such year, setting forth with respect to the consolidated financial statements in comparative form the corresponding figures (if any) for the preceding fiscal year, and accompanied, in the case of said consolidated financial statements, by an opinion thereon of Price Waterhouse LLP or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as at the end of, and for, such fiscal year, and a standard letter from such accountants stating that, in performing the auditing procedures necessary for their above-described opinion (but without any special or additional procedures for that purpose), nothing came to their attention that caused them to believe, except as specifically stated, that (i) the Company was not in compliance with any of the terms, covenants, provisions or conditions of this Agreement and (ii) the Company's calculation of the Receivables and Inventory included in the Borrowing Base as of the end of such fiscal year was not fairly stated, in all material respects, in relation to the financial statements from which such information was derived;

                 (b) as soon as available and in any event within 30 days after the end of each monthly accounting period of the Company (and as soon as available and in any event within 50 days after the end of each fiscal quarter of the Company other than the last fiscal quarter in each fiscal year) consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries, the consolidating statements of income of the Company and its Subsidiaries and other reports, at the request of the Administrative Agent or any Lender, in each case in a form reasonably satisfactory to the Administrative Agent, for such monthly accounting period and such fiscal quarter and for the portion of the fiscal year ended at the end of such monthly accounting period (and such fiscal quarter), and the related consolidated and consolidating balance sheet as at the end of such monthly accounting period (and such fiscal quarter), setting forth with respect to the consolidated financial statements in comparative form the corresponding figures from the Company's operating budget for such fiscal year and the figures as at and for the corresponding dates and periods in the immediately preceding fiscal year and accompanied, in each case, by (i) a reconciliation, in form and detail reasonably satisfactory to the Administrative Agent, of the Inventory and Receivables figures set forth in such financial statements as at the end of such monthly accounting period (and such fiscal quarter) to the Borrowing Base Certificate previously delivered as at said date pursuant to clause (c) below, (ii) a summary of sales by product group substantially in the form of Exhibit N, (iii) in the case of the last monthly accounting period of any fiscal quarter, a summary of sales by product group and other income statement information substantially in the form of Exhibit O, and (iv) a certificate of a Senior Officer, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Company in accordance with GAAP and which shall contain footnotes of the type required by the Securities and Exchange Commission to be included in quarterly reports on Form 10-Q, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

                 (c) as soon as available and in any event within (i) seven Business Days after the last day of each calendar month, and (ii) five Business Days after receipt of a request therefor (which may be given from time to time) from the Required Lenders, a Borrowing Base Certificate as at such day or the date of such request, as the case may be; provided that, in the case of any Borrowing Base Certificate to be delivered pursuant to the foregoing clause (ii), Eligible Inventory shall be calculated based on the amount of Eligible Inventory as of the date of the Borrowing Base Certificate most recently delivered pursuant to clause (i), adjusted to reflect the Company's best estimate of changes in Eligible Inventory since the date of such Borrowing Base Certificate;

                 (d) within 15 days after the beginning of each fiscal year of the Company, a copy of the operating budget, including, without limitation, projection of the anticipated cash flow, of the Company and its Subsidiaries, divisions and product group for such fiscal year, such budget to be accompanied by a certificate of a Senior Officer specifying the assumptions on which such budget was prepared, stating that such officer has no reason to question the reasonableness of any material assumptions on which such budget was prepared and providing such other details as the Administrative Agent may reasonably request;

                 (e) once during each fiscal year of the Company, if requested by the Administrative Agent or the Required Lenders, a report of an independent collateral auditor (which may be, or be affiliated with, one of the Lenders) with respect to the Receivables and Inventory components included in the Borrowing Base, which report shall indicate that, based upon a review by such auditor of the Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Company conducted in a manner comparable to that employed by the Company's independent certified public accountants in connection with audits of the annual financial statements of the Company) and Inventory (including verification as to the value, location and respective types), the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects;

                 (f) as soon as available and in any event within 90 days after the end of each fiscal year of the Parent, consolidated statements of operations, stockholder's equity and cash flow of the Parent and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures (if any) for the preceding fiscal year, and accompanied by an opinion thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year; provided that so long as the Parent and its Subsidiaries timely file a Form 10-K with the Securities and Exchange Commission, the requirements of this paragraph may be satisfied by the delivery of such Form 10-K;

                 (g) as soon as available and in any event within 50 days after the end of each fiscal quarter of the Parent (other than the last fiscal quarter in each fiscal year), consolidated statements of operations, stockholder's equity and cash flow of the Parent and its Subsidiaries for such fiscal quarter and for the portion of the fiscal year ended at the end of such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, accompanied by a certificate of the chief financial officer or treasurer of the Parent, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent in accordance with GAAP and containing footnotes of the type required by the Securities and Exchange Commission to be included in quarterly reports on Form 10-Q, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided that so long as the Parent and its Subsidiaries timely file a Form 10-Q with the Securities and Exchange Commission, the requirements of this paragraph may be satisfied by the delivery of such Form 10-Q;

                 (h) promptly upon the mailing thereof to the shareholders or creditors of the Company or the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

                 (i) promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which the Company or the Parent shall have filed with the Securities and Exchange Commission;

                 (j) if and when the Company or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC, (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
        (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of a Senior Officer setting forth details as to such occurrence and action, if any, which the Company or member of the Controlled Group is required or proposes to take;

                 (k) promptly following the delivery thereof to the Company or to the Board of Directors or management of the Company, a copy of any management letter or written report by independent public accountants with respect to the financial condition, operations, business or prospects of the Company;

                 (l) promptly after management of the Company knows that any Default has occurred and is continuing, a notice of such Default, describing the same in reasonable detail;

                 (m) (i) once during every two fiscal years of the Company, if requested by the Administrative Agent or the Required Lenders, an update prepared by an independent engineer satisfactory to the Administrative Agent of the reports required to be delivered pursuant to Section 7.01(o), reporting any material changes in the estimate of current liabilities and assessment of potential sources of future liabilities contained therein and (ii) at any time upon (x) notice from the Company to the Administrative Agent pursuant to Section 9.23 or (y) the determination by the Administrative Agent that an event described in clauses (i), (ii), (iii) or (iv) of
        Section 9.23 shall have occurred, an update prepared by an independent engineer satisfactory to the Administrative Agent of the reports required to be delivered pursuant to Section 7.01(o), reporting any material changes in the estimate of current liabilities and assessment of potential sources of future liabilities contained therein, provided that any report delivered pursuant to this clause (ii) shall be limited to the facilities with respect to which such notice was given or such determination was made (and reasonably related issues); and

                 (n) from time to time such other information regarding the financial condition, operations, prospects or business of the Company as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a Senior Officer (i) to the effect that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine whether it was in compliance with Sections 9.08 to 9.16, inclusive, and 9.19 and 9.21 hereof as of the end of the respective monthly accounting period, fiscal quarter or fiscal year.

             9.02 Taxes and Claims. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the property of the Company or such Subsidiary, provided that neither the Company nor such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto and if such contest, proceedings and reserves have been described in a certificate of a Senior Officer delivered to the Lenders.

             9.03 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company and its Subsidiaries operate, provided that in any event the Company shall maintain:

                 (1)     Property/Business Interruption Insurance -- insurance
        (x) against loss or damage covering all of the tangible real and personal property and improvements of the Company and its Subsidiaries, by reason of any Peril (as defined below), (y) covering any construction or repair of improvements, for the total value of the work performed and equipment, supplies and material furnished against any Peril and (z) against loss of operating income earned from the operation of the Facilities, by reason of any Peril affecting the operation thereof, and insurance against any other insurable loss of operating income by reason of any business interruption affecting the Company and its Subsidiaries to the extent covered by standard business interruption policies in the States in which the Facilities are located, which insurance shall in each case cover the actual loss of net profit together with the necessary continuing expenses during the period of interruption by reason of the particular Peril or other insurable business interruption in amounts (subject to such deductibles which shall not exceed $250,000 in the case of any policy for any such insurance described in the foregoing clause (x) or (y) or, in the case of any policy for any such insurance described in the foregoing clause
        (z), 10 days) as shall be reasonable and customary, but in no event less than the greater of (A) (i) with respect to any policy for any such insurance described in clause (x) or (y) other than any policy for insurance against risks of flood at Vicksburg Chemical Company, the aggregate outstanding principal amount of the Term Loans, (ii) with respect to any policy for insurance against risk of flood at Vicksburg Chemical Company, $10,000,000 annually or (iii) with respect to any policy for any such insurance described in clause (z), $38,255,000, or
        (iv) in each case, such lesser amount as the Required Lenders shall have consented to in writing, and (B) the amounts necessary to avoid the insured named therein from becoming a co-insurer of any loss under such policy.

                 (2) Automobile Liability Insurance for Bodily Injury and Property Damage -- or cause to be carried insurance in respect of all vehicles (whether owned, hired or rented by the Company or any of its Subsidiaries) at any time in such amounts as are then customary for vehicles used in connection with property similar in use to the Facilities and as otherwise may be required by applicable law.

                 (3) Comprehensive General Liability Insurance -- insurance against (i) claims for bodily injury, death or property damage occurring on, in or about the Facilities and adjoining streets and sidewalks, (ii) claims arising out of the sudden and accidental release or spillage of toxic wastes or substances, provided that the Company shall not be required to maintain insurance against claims for testing, monitoring, cleanup, removal, containment, neutralizing, detoxification or treatment of any facility owned, occupied, or controlled by the Company, or of any facility where waste of the Company is handled, treated or disposed of, and (iii) claims for bodily injury, death or property damage resulting from the use of products sold by the Company or any of its Subsidiaries in such amounts as are then customary for property similar in use, and for operations and businesses similar, to the Facilities located in the States in which the Facilities are located, but in any event in an amount per occurrence of at least $1,000,000 and $2,000,000 annually in the aggregate and with a deductible (or self-insured amount) not in excess of $250,000 per occurrence, except that, with respect to claims arising out of clause (ii) above, the deductible shall be $1,000,000 per occurrence.

                 (4) Workers' Compensation Insurance -- insurance (including Employers' Liability Insurance) to the extent required by applicable law.

                 (5) Marine Open Cargo Insurance -- insurance against claims for property damage occurring on, in or about waterways, in such amounts as are then customary for similar cargo but in any event in an amount per occurrence of at least $1,500,000 if property is below deck, and $100,000 if property is on deck and with a deductible (or self-insured amount) not in excess of $10,000.

                 (6) Other Insurance -- such other insurance, including War-Risk Insurance when and to the extent obtainable by the Company from the United States Government, in each case as is generally carried by owners of similar properties in the States in which the Facilities are located, in such amounts and against such risks as are then customary for property similar in use to such Facilities.

Such insurance shall be written by financially responsible companies selected by the Company, having an (except in the case of foreign insurers acceptable to the Required Lenders) A.M. Best rating of "A-" or better and in a financial size category of VI or larger, or by other companies acceptable to the Required Lenders, and (other than workers' compensation) shall name the Administrative Agent as loss payee and/or as additional insured, as its interests may appear. Each policy referred to in this Section 9.03 shall include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent or any Lender, provide that all insurance proceeds in excess of $50,000 per claim which would otherwise be payable to the Company or any Subsidiary of the Company under any of the policies described in this Section 9.03 shall be adjusted with the Administrative Agent (upon consultation with the Company), and payable to the Administrative Agent (for deposit in the Collateral Account maintained pursuant to the Security Documents and application in accordance with Section 3.02(b)(2)), provide that it will not be canceled or reduced except after not less than 30 days' written notice to the Administrative Agent and provide that the interests of the Administrative Agent and the Lenders shall not be invalidated by any act or negligence of the Company or any Person having an interest in the Facilities nor by occupancy or use of the Facilities for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to the Facilities. The Company will advise the Administrative Agent promptly of any policy cancellation, reduction or amendment.

                 On the Closing Date the Company will deliver to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Company hereunder and showing the termination or expiry date of such insurance. Thereafter, not later than five Business Days prior to the termination or expiry date of any such insurance the Company shall deliver to the Administrative Agent certificates of insurance evidencing that such insurance has been renewed or replaced, subject only to the payment of premiums as they become due. The Company shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section unless the Administrative Agent is named as loss payee and insured therein, with loss payable as provided herein. The Company will immediately notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

                 If, in the opinion of the Company, any of the insurance which it is required to maintain pursuant to this Section is not available on commercially reasonable terms, the Company shall so notify the Administrative Agent and the Lenders and, with the consent of the Required Lenders, may elect not to purchase such insurance; provided that if the Company shall not have received notice of disapproval from the Required Lenders within 20 days of receipt by the Lenders of such notice from the Company, the Lenders shall be deemed to have consented, for the purposes of this Section, to the election not to purchase such insurance.

                 For purposes hereof, the term "Peril" shall mean, collectively, (i) fire, lightning, flood, windstorm, hail, explosion, earthquake, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and (ii) all other perils covered by the "all-risk" endorsement then in use in the States in which the Facilities are located.

             9.04       Maintenance of Existence; Conduct of Business.

The Company will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary in the normal conduct of its business, and will conduct its business in a regular manner; provided that nothing herein shall prevent the merger and dissolution of any Subsidiary of the Company into the Company so long as the Company is the surviving corporation.

             9.05 Maintenance of and Access to Properties. The Company will keep, and will cause each of its Subsidiaries to keep, all of its properties necessary in its business in good working order and condition (having regard to the condition of such properties at the time such properties were acquired by the Company or such Subsidiary), ordinary wear and tear excepted, and proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business activities, and will permit representatives of the Lenders to inspect such properties and, upon reasonable notice and at reasonable times, to examine and make extracts and copies from the books and records of the Company and any such Subsidiary.

             9.06 Compliance with Applicable Laws. The Company will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory authority (including, without limitation, all Environmental Laws), a breach of which would have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

             9.07 Litigation. The Company will promptly give to the Administrative Agent (which shall promptly notify each Lender) notice in writing of (i) all judgments against it or any of its Subsidiaries which individually exceed $100,000 or in the aggregate exceed $250,000 and (ii) all litigation and of all proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Subsidiaries except litigation or proceedings which, if adversely determined, would not in the reasonable opinion of the Company have a Material Adverse Effect.

             9.08 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except: (i) Indebtedness to the Lenders under the Financing Documents, (ii) Indebtedness outstanding on the Closing Date and identified in Schedule V hereto and any renewals, extensions or refinancings of Indebtedness in Part B of such Schedule, provided that such renewals, extensions or refinancings shall not increase the amount of such Indebtedness or of the collateral securing it, (iii) Indebtedness of the Subsidiary Guarantors to the Company, so long as such Indebtedness is evidenced by a note satisfactory to the Administrative Agent,
(iv)

Indebtedness incurred or assumed for the purpose of financing all or part of the cost of acquiring any asset ("Purchase Money Indebtedness") in an aggregate principal amount at anytime outstanding not to exceed $3,000,000 and (v) other Indebtedness of the Company and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $1,000,000.

             9.09 Current Ratio. The Company will not permit the ratio of Current Assets to Current Liabilities at any time to be less than 1.5 to 1.

             9.10 Leverage Ratio. The Company will not permit the ratio (the "Leverage Ratio"), at any date during the periods set forth below, of (i) Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis as of such date, to (ii) Cash Flow for the four fiscal quarters of the Company most recently ended, on or prior to such date, considered as a single accounting period, to exceed the ratio set forth below for the period in which such date occurs:

              Periods                                          Ratio
          From the Closing Date
          through December 30, 1995                           5.00:1.00

          From December 31, 1995
          through December 30, 1996                           4.50:1.00

          From December 31, 1996
          through December 30, 1997                           3.50:1.00

          From December 31, 1997
          through December 30, 1998                           3.00:1.00

          From December 31, 1998
          through December 30, 1999                           2.75:1.00

          From December 31, 1999
          through December 30, 2000                           2.25:1.00

          From December 31, 2000
          and at all times thereafter                         2.00:1.00


             9.11 Interest Coverage Ratio. The Company will not permit the ratio, calculated as at the end of each fiscal quarter for the four fiscal quarters then ended, of Cash Flow for such period to Interest Expense for such period to be less than the ratio set forth below for the period in which such fiscal quarter ends:

                         Periods                               Ratio
          From the Closing Date
          through December 30, 1997                           2.25:1.00

          From December 31, 1997
          through December 30, 1998                           3.00:1.00

          From December 31, 1998
          through December 30, 1999                           3.50:1.00

          From December 31, 1999
          and at all times thereafter                         4.00:1.00

Provided that, in the case of any four fiscal quarter period ended prior to October 31, 1996, for purposes of calculating compliance with this covenant, interest expense included in the calculation of Cash Flow and Interest Expense shall equal interest expense and Interest Expense, respectively, for the period beginning on November 1, 1995 and ending on the last day of such four fiscal quarter period (an "Annualized Period"), multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of months included in such Annualized Period.

             9.12 Fixed Charge Coverage Ratio. The Company will not permit the ratio, calculated as at the end of each fiscal quarter for the four fiscal quarters then ended of (i) Cash Flow for such period minus Capital Expenditures for such period to (ii) Interest Expense for such period plus the aggregate amount of installments of principal of the Term Loans payable during such period pursuant to Section 4.01 to be less than the ratio set forth below for the period in which such fiscal quarter ends:

            Periods                                          Ratio
        From the Closing Date
        through December 30, 1995                           1.00:1.00

        From December 31, 1995
        through December 30, 1996                           1.05:1.00

        From December 31, 1996
        and at all times thereafter                         1.10:1.00

Provided that, in the case of any four fiscal quarter period ended prior to October 31, 1996, for purposes of calculating compliance with this covenant, interest expense included in the calculation of Cash Flow and Interest Expense shall equal interest expense and Interest Expense, respectively, for the period beginning on November 1, 1995 and ending on the last day of such four fiscal quarter period (an "Annualized Period"), multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of months included in such Annualized Period.

             9.13 Mergers, Asset Dispositions, Acquisitions, Etc. Except as expressly permitted by Section 9.04, the Company will not, and will not permit any of its Subsidiaries to, be a party to any merger or consolidation, or sell, lease, assign, transfer or otherwise dispose of any assets, or acquire assets from any Person, except (i) dispositions of inventory in the ordinary course of business; (ii) dispositions of worn out or obsolete tools or equipment no longer used or useful in the business of the Company and its Subsidiaries, provided that tools and equipment disposed of in any single fiscal year by the Company and its Subsidiaries shall not have an aggregate fair market value in excess of $1,000,000; (iii) acquisitions of current assets in the ordinary course of business and expenditures in respect of fixed or capital assets to the extent permitted under Section 9.19 hereof; (iv) acquisitions of Investments permitted under Section 9.15 hereof; (v) other dispositions of assets during any fiscal year having an aggregate fair market value not exceeding $1,000,000; and
(vi) acquisitions of assets in the same line or lines of business activity as the businesses conducted by the Company or its Subsidiaries on the Closing Date, provided that (x) the consideration for such assets shall not be more than the fair market value of such assets, (y) the fair market value of any single asset acquired shall not exceed $5,000,000 and (z) the aggregate fair market value of all such assets acquired after the Closing Date shall not exceed $10,000,000.

             9.14 Liens. The Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation, except: (i) the Liens created pursuant to the Security Documents and other Liens existing on the Closing Date and listed in Schedule V hereto; (ii) Liens existing on other assets at the date of acquisition thereof or which attach to such assets concurrently with or within 90 days after the acquisition thereof, securing Indebtedness incurred to finance the acquisition thereof in an aggregate principal amount at any time outstanding not exceeding $3,000,000;
(iii) other Liens arising in the ordinary course of the business of the Company or such Subsidiary which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business; and (iv) the Permitted Encumbrances referred to in the Mortgages.

             9.15 Investments. The Company will not, and will not permit any of its Subsidiaries to, make or permit to remain outstanding any advances, loans or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property or assets or otherwise), or purchase or own any stocks, bonds, notes, debentures or other securities of, any Person (all such transactions being herein called "Investments"), except: (i) operating deposit accounts with any of the Lenders; (ii) Liquid Investments in the name and under the control of the Administrative Agent (or a collateral sub-agent for the Administrative Agent) as contemplated by the Security Documents; (iii) subject to Section 9.17 hereof, Investments in accounts and notes receivable acquired in the ordinary course of business as presently conducted; and (iv) Investments existing on the Closing Date set forth on Schedule IV and additional Investments in Subsidiaries of the Company with the prior written consent of the Required Lenders.

             9.16 Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payment, except that so long as no Default has occurred and is continuing the Company may
(i) pay one or more special cash dividends to Nine West (each a "Special Dividend"); provided that (x) the aggregate amount of all such cash dividends shall not exceed $26,750,000, (y) the Company shall have delivered a certificate to the Lenders not less than three Business Days' prior to the date of payment of such cash dividend, demonstrating that the Company will be in compliance with the Leverage Ratio calculated as of the date of payment of such cash dividend, immediately after giving effect to the payment of such cash dividend, and (z) the proceeds of any such cash dividend are immediately used by Nine West to pay a cash dividend to the Parent and the proceeds of such cash dividend to the Parent are (A) immediately applied by the Parent to the repurchase, redemption, repayment or, if pursuant to terms and conditions satisfactory to the Administrative Agent, defeasance of the Senior Subordinated Reset Notes or (B) deposited by the Parent in an escrow account, which escrow account shall be governed by an escrow agreement, in form and substance satisfactory to the Administrative Agent and the terms of which shall provide, among other things, that amounts deposited in such escrow account shall be invested in cash equivalents acceptable to the Administrative Agent and that such amounts shall be released only to the extent that such amounts are applied directly to the repurchase, redemption or repayment of the Senior Subordinated Reset Notes, and
(ii) make additional Restricted Payments; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (ii) shall not exceed the sum of (x) 25% of Excess Cash Flow for each fiscal year commencing with the fiscal year ending December 31, 1996 and (y) 50% of the aggregate amount of Net Cash Proceeds from any asset sale or disposition which is not required, pursuant to the proviso to the first sentence of Section 3.01(b)(i)(4), to be applied to the repayment of Loans.

             9.17 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) make any Investment in an Affiliate of the Company; (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate of the Company; (iii) merge into or consolidate with or purchase or acquire assets from an Affiliate of the Company; or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate of the Company (including, without limitation, Guaranties and assumptions of obligations of an Affiliate of the Company); provided that (a) any Affiliate of the Company who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation or indemnification in connection with his or her services in such capacity; (b) the Company or a Subsidiary of the Company may enter into any transaction with an Affiliate of the Company providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm's length transaction with a Person not an Affiliate of the Company; and (c) the Company may perform its obligations under the Tax Sharing Agreement.

             9.18 Lines of Businesses; Other Activities. (a) Neither the Company nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than the businesses conducted by it on the Closing Date.

             (b) Each of the Company and its Subsidiaries shall engage in Derivatives Transactions only for bona fide hedging purposes in the ordinary course of business, and not for speculative purposes.

             9.19 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures to exceed (i) for the period from and including the Closing Date to and including December 31, 1995, $2,000,000; (ii) for any fiscal year ending after December 31, 1995, the amount set forth opposite such fiscal year:

                 Fiscal Year                                Amount
                 1996                                       $7,000,000
                 1997                                        7,500,000
                 1998                                        8,000,000
                 1999                                        8,500,000
                 2000                                        9,000,000
                 2001                                        9,500,000

provided that to the extent that Capital Expenditures in any period are less than the permitted amount for such period set forth in clauses (i) or (ii) above, the amount of such shortfall may be carried forward to any succeeding fiscal year.

If any property acquired or constructed by the Company after the date hereof is not subject to the Lien of the Security Documents, the Company will execute and deliver such mortgages and other security documents as may be necessary, or as the Administrative Agent may request, to subject such property to such a Lien.

             9.20 Modification of Other Agreements. The Company will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any of the Assigned Agreements in any respect to the extent such modification, supplement or waiver would impair materially the benefit to the Company or such Subsidiary of such Assigned Agreement, it being understood that any modification, supplement or waiver of any Assigned Agreement which materially adversely affects the amount or timing of any payment by or to the Company or any of its Subsidiaries thereunder shall be deemed to impair materially the benefit thereof to the Company for purposes hereof, without the prior written consent of the Administrative Agent (with the approval of the Required Lenders). The Company will not amend or modify (i) its certificate of incorporation or by-laws in a manner adverse to the interests of the Lenders and the Agent, (ii) any Special Dividend Document, or (iii) the Tax Sharing Agreement in a manner adverse to the Company or to the interests of the Lenders and the Agent, in each case without the prior written consent of the Administrative Agent (with the approval of the Required Lenders).

             9.21 Bank Accounts. Neither the Company nor any of its Subsidiaries will maintain any accounts with any bank or other financial institution having outstanding daily collected balances at any one time exceeding $100,000 in the aggregate except (i) the Collateral Account referred to in the Security Documents, (ii) any Lockbox Account (as defined in the Security Documents) and (iii) any accounts maintained solely to meet payroll disbursements with respect to employees of the Company or its Subsidiaries; provided that the daily collected balances of such payroll accounts shall not, when added together with the daily collected balances outstanding under any other accounts of the Company and its Subsidiaries (other than the Collateral Account), exceed $250,000.

             9.22 Interest Rate Protection. On or before the date 90 days after the Closing Date, the Company shall have entered into one or more Interest Rate Agreements, which effectively enable the Company to fix or place a limit upon the interest payable with respect to 50% of the principal amount of the Term Loans outstanding on the Closing Date for a period of three years of 7% per annum on the Eurodollar Base Rate that would be applicable to such Loans (assuming Interest Periods of six months commencing as of the date such Interest Rate Agreements are effective). For purposes hereof, the term "Interest Rate Agreement" shall mean (i) an interest rate swap agreement, interest rate cap agreement or similar arrangement between the Company and one or more of the

Lenders or (ii) an interest rate cap agreement or similar arrangement between the Company and one or more financial institutions (other than a Lender) approved by the Administrative Agent (which approval shall not be unreasonably withheld) pursuant to which the Company is not required to make any payments other than reasonable initial fees.

             9.23 Environmental Matters. The Company will promptly give to the Lenders notice in writing of any complaint, order, citation, notice or other written communication from any Person with respect to, or if the Company becomes aware after due inquiry of, (i) the existence or alleged existence of a violation of any applicable Environmental Law or Environmental Liability at, upon, under or within any property now or previously owned, leased, operated or used by the Company or any of its Subsidiaries or any part thereof, or due to the operations or activities of the Company, any Subsidiary or any other Person on or in connection with such property or any part thereof (including receipt by the Company or any Subsidiary of any notice of the happening of any event involving the Release or cleanup of any Hazardous Substance), (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances on or about such property or any part thereof and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each of cases (i),
(ii), (iii) and (iv), (x) which could result in liability or expenses in excess of $100,000 or (y) which individually or in the aggregate could have a Material Adverse Effect.

             9.24 Post-Closing Survey Title Insurance and Mortgage Modification Matters. (a) The Company shall cause the Administrative Agent to receive within forty-five (45) days (provided that, with respect to the Vicksburg, Mississippi property, such time period shall be ninety (90) days) of the Closing Date (x) satisfactory surveys, dated or certified as of a recent date, of the real property subject to the Mortgages in each case made by surveyors registered or certified in the jurisdictions in which such real property is located, certified to the TIC (as defined in Section 7.01(e)) and to the Administrative Agent and (y) such endorsements to the policies of title insurance received on the Closing Date, the issuance of which are dependent on the TIC's receipt of such surveys, including but not limited to the comprehensive, "same as survey", contiguity (if applicable), and access endorsements, in form and substance satisfactory to the Administrative Agent.

             (b) The Company shall, and shall cause its Subsidiaries to, upon the request of the Administrative Agent, promptly execute and deliver any mortgage or deed of trust modifications that may be necessary to correct the description of the Mortgaged Property contained in the Mortgages and to pay any costs of, or incidental to, any recording or filing of such modifications.

             9.25       Post-Closing Covenants.   (a)  The Company shall, within
three months of the Closing Date, deliver (or, in the case of clause (iii) below, use its best efforts to deliver) to the Administrative Agent all consents or notifications required for the assignment as collateral to the Administrative Agent of all rights of the Company or any or its Subsidiaries under (i) the Master Lease Agreement dated as of May 26, 1995 between General Electric Corporation and New Mexico Potash Corporation, (ii) any extension or replacement of Contract No. F41608-90-D-2268 dated as of November 30, 1990 between the Department of the Airforce and Vicksburg Chemical Company (as assignee of Cedar Chemical Corporation), (iii) each of the Potassium Mining Leases between New Mexico Potash Corporation (as assignee of Kerr-McGee Chemical Corporation) and the State of New Mexico (or any subdivision thereof), identified in Exhibit A-2 to the Mortgage executed by New Mexico Potash Corporation and (iv) the 1993 Distributorship Agreement between Haifa Chemicals, Ltd. and Vicksburg Chemical Company.

             (b) The Company shall use its best efforts to (i) deliver to the Administrative Agent waivers of contractual and statutory landlord's, landlord's mortgagee's and warehouseman's Liens in form and substance satisfactory to the Administrative Agent under each existing lease (including the headquarter's lease in Memphis, Tennessee), warehouse agreement or similar agreement to which the Company or any of its Subsidiaries is a party and (ii) incorporate such waivers when the existing lease, warehouse agreement or similar agreement is amended, renewed or extended; provided that the Company will obtain waivers of both contractual and statutory landlord's, landlord's mortgagee's and warehouseman's Liens in form and substance satisfactory to the Administrative Agent in connection with each new lease, warehouse agreement or similar agreement entered into by the Company or any of its Subsidiaries.

             (c) Within 15 days of the Closing Date, the Company shall deliver to the Administrative Agent each of the following items:

             (i) certified copies of the certificate of incorporation and by-laws of Cedar International and of all corporate action taken by Cedar International authorizing or ratifying the execution, delivery and performance of the Basic Documents to which it is a party (including, without limitation, a certificate of Cedar International setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby);

             (ii) a certificate in respect of the name and signature of each of the officers of Cedar International (a) who is authorized to sign on its behalf the Basic Documents to which it is a party and (b) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such Basic Documents;

             (iii) a Perfection Certificate (as defined in the Subsidiary Guarantor Security Agreement) executed by Cedar International together with appropriately completed and duly executed Uniform Commercial Code financing statements;

             (iv) an opinion of Apperson, Crump, Duzane & Maxwell, PLC, counsel to the Company, substantially in the form of Exhibit E-1 hereto but limited to those opinions applicable to the Subsidiary Guarantors referenced therein;

             (v) certificates representing the outstanding capital stock of Cedar International together with appropriate stock powers; and

             (vi) such other documents relating to Cedar International as the Administrative Agent may reasonably request.


             Section 10.    Defaults.

             10.01 Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

             (a) default in the payment of (i) any principal of any Loan or any Reimbursement Obligation when due, (ii) any interest of any Loan or any Reimbursement Obligation within two Business Days after the due date thereof or (iii) any other amount payable under the Financing Documents within three Business Days after the due date thereof; or

             (b) the Company or any of its Subsidiaries shall default in the payment when due of (i) any principal of or interest on Indebtedness having an aggregate outstanding principal amount of at least $250,000 (other than the Loans) or (ii) any payment obligation in respect of Derivatives Obligations having aggregate payment obligations of at least $250,000; or any event or condition shall occur which results in the acceleration of the maturity of any such Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof; or

             (c) any representation or warranty made by the Company, Nine West, the Parent or any Subsidiary Guarantor in any

    Financing Document or in any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions of any Financing Document, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

             (d) (i) the Company shall default in the performance of any of its obligations under clauses (c) or (l) of Section 9.01, or Section 9.03 or Sections 9.08 through 9.25 hereof; (ii) any Subsidiary Guarantor shall default in the performance of any of its obligations under the Subsidiary Guaranty; (iii) the Parent shall default in the performance of any of its obligations under the Parent Guaranty; (iv) Nine West shall default in the performance of any of its obligations under the Nine West Guaranty; (v) any Relevant Party (other than the Company or any Subsidiary Guarantor) shall default in the performance of any of its material obligations in any Basic Document in any material respect; or (vi) the Company or any Subsidiary Guarantor shall default in the performance of any of its other obligations in any Basic Document, and such default described in this subclause (vi) shall continue unremedied for a period of 30 days after notice thereof to the Company by the Administrative Agent or the Required Lenders (through the Administrative Agent); or

             (e) the Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

             (f) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to object in a timely manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate or partnership action for the purpose of effecting any of the foregoing; or

             (g) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its assets, or (iii) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or

             (h) a final judgment or judgments for the payment of money shall be rendered by a court or courts against the Company or any of its Subsidiaries in excess of $250,000 in the aggregate, and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 10 days from the date of entry thereof, or the Company or such Subsidiary shall not, within said period of 10 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

             (i) the Company or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $250,000 shall be filed under Title IV of ERISA by the Company or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Company or one or more members of the Controlled Group to incur a current payment obligation in excess of $250,000; or

             (j) any of the Assigned Agreements, the Special Dividend Documents or the Tax Sharing Agreement shall be terminated prior to the end of its stated term, or shall cease to be in full force and effect prior to the end of its stated term, for whatever reason, without the prior consent of the Required Lenders; or

             (k) without limiting the generality of clause (d) above, any of the insurance required to be maintained (or caused to be maintained) by the Company under Section 9.03 hereof shall be terminated and not simultaneously replaced with other insurance satisfactory to the Required Lenders; or

             (l) except as the result of any transfer made pursuant to the Nine West Pledge Agreement, Nine West shall cease to be the beneficial owner of 100% of the issued and outstanding capital stock of the Company; or the Parent shall cease to be the beneficial owner of 100% of the issued and outstanding capital stock of Nine West; or more than 49.9% of the shares of capital stock of the Parent are held by any Person or Persons other than TPR Investments Associates, Inc.; or, so long as the number of directors on the board of directors shall equal four, less than two representatives of TPR Investments Associates, Inc. shall be directors of the board of directors of the Parent; or, in the event the number of directors on the board of directors of the Parent increases to five or more or decreases to three or less, representatives of TPR Investments Associates, Inc. shall cease to constitute a majority of the board of directors of the Parent;

             (m) (i) any Security Document or the Subsidiary Guaranty shall cease, for any reason, to be in full force and effect or any party thereto (other than the Lenders) shall so assert in writing; or (ii) any Security Document shall cease to be effective to grant a Lien on the collateral described therein with the priority purported to be created thereby; or

             (n) the proceeds of any Special Dividend shall be used for any purpose other than the repurchase, redemption or repayment by the Parent of the Senior Subordinated Reset Notes;

THEREUPON: the Administrative Agent may (and, if directed by the Required Lenders, shall) (a) declare the Commitments terminated (whereupon the Commitments shall be terminated) and/or (b) terminate any Letter of Credit providing for such termination by sending a notice of termination as provided therein and/or (c) declare the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and commitment fees, letter of credit fees and all other amounts payable hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; provided that in the case of the occurrence of an Event of Default with respect to the Company referred to in clause (f) or (g) of this Section 10.01, the Commitments shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and commitment fees, letter of credit fees and all other amounts payable hereunder and under the Notes shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

             10.02 Collateral Account. The Company hereby agrees, in addition to the provisions of Section 10.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent or the Required Lenders, pay (and, in the case of any Event of Default with respect to the Company referred to in clause
(f) or (g) of Section 10.01 hereof, forthwith, without any demand or the taking of any other action by the Lenders, it shall automatically be obligated to pay) to the Administrative Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of the Company, which funds shall be held by the Administrative Agent in the Collateral Account maintained by the Company pursuant to the Security Documents, and be subject to investment and withdrawal only as provided therein.


             Section 11.    The Administrative Agent.

             11.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the Letters of Credit and the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this Section 11 shall include reference to its affiliates and its and its affiliates' officers, directors, employees and agents and to Chase acting in its individual capacity hereunder as issuer of Participation Letters of Credit): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Basic Documents, and shall not by reason of this Agreement, the Letters of Credit or any other Basic Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Letters of Credit or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by the Company or any of its Subsidiaries or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document except to the extent requested by the Required Lenders, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under the Letters of Credit, any other Basic Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without in any way limiting any of the foregoing, each Lender acknowledges that the Administrative Agent shall have no greater responsibility in the operation of Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (1983 Revision), International Chamber of Commerce Publication No. 400 (or any replacement or revision thereof in effect from time to time).

             11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Lenders and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

             11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 11.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

             11.04 Rights as a Lender. With respect to its Commitments and the Loans made and Letter of Credit Liabilities held by it, Chase in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may

(without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent and the Administrative Agent may accept fees and other consideration from the Company (in addition to the agency fees and arrangement fees heretofore agreed to between the Company, the Administrative Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

             11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 2.02(g), 12.03 or 12.04 hereof, but without limiting the obligations of the Company under said Sections 2.02(g), 12.03 and 12.04), ratably in accordance with their respective Commitments (provided that if any Lender does not have a Commitment of any Class outstanding, such Lender's Commitment of such Class shall be deemed to be the aggregate outstanding principal amount of its Loans and Letter of Credit Liabilities, if applicable, of such Class), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Letters of Credit or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Sections 2.02(g), 12.03 and 12.04 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

             11.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Letters of Credit or any of the other Basic Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company or any other Person of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, under the Letters of Credit or the other Basic Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company or any other Person (or any of their affiliates) which may come into the possession of the Administrative Agent.

             11.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder, under the Letters of Credit and under the other Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

             11.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Company. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Administrative Agent (the "Notice Date"), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Company. Any successor Administrative Agent shall be (i) a Lender or (ii) if no Lender has accepted such appointment within 40 days after the Notice Date, a bank which has an office in New York, New York with a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

             11.09 Collateral Sub-Agents. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by the Security Documents, that, in the event it shall hold any Liquid Investments referred to therein, such Liquid Investments shall be held in the name and under the control of such Lender and such Lender shall hold such Liquid Investments as a collateral sub-agent for the Administrative Agent thereunder.

             11.10 Register. The Company hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.10, to maintain a register (the "Register") on which it will record the Tranche A Term Loan Commitments, the Tranche B Term Loan Commitments and the Working Capital Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Tranche A Term Loans, Tranche B Term Loans and Working Capital Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Company's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered assignment instrument in accordance with Section
12.06. The Company agrees to indemnify the Administrative Agent and its directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by any of them in performing their duties under this Section 11.10.


             Section 12.    Miscellaneous.

             12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Basic Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Basic Documents are cumulative and not exclusive of any remedies provided by law.

             12.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy, cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the Company and the Administrative Agent given in accordance with this Section 12.02. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

             12.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Lenders and the Administrative Agent for paying: (a) the reasonable fees and expenses of Davis Polk & Wardwell, special counsel to the Administrative Agent, and special local counsel to the Administrative Agent in the States in which the Mortgages are recorded in connection with (i) the preparation, execution and delivery of this Agreement (including the Exhibits hereto) and the Security Documents and the making of the Loans and issuance of Letters of Credit hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Basic Document; (b) if an Event of Default occurs, all reasonable costs and expenses of each of the Lenders and the Administrative Agent (including reasonable counsels' fees) incurred as a result of such Event of Default and collection, enforcement, bankruptcy, insolvency and other proceedings resulting therefrom;
(c) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any lien or security interest contemplated by this Agreement, any Security Document or any document referred to herein or therein; and (d) all costs, expenses and other charges in respect of title insurance procured with respect to the Liens created pursuant to the Mortgages.

             12.04 Indemnification. The Company shall indemnify the Administrative Agent, the Lenders and each affiliate thereof and their respective directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Company of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Lender hereunder or breach by the Company of this Agreement or any other Basic Document, (ii) any Environmental Liabilities or (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, whether or not the indemnified Person is a party thereto, and the Company shall reimburse the Administrative Agent and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including legal fees and fees of engineers, environmental consultants and similar technical personnel) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

             12.05 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Financing Document, nor any consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be agreed or consented to by the Required Lenders and the Company, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) increase any Commitment of any of the Lenders or subject the Lenders to any additional obligations; (ii) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fees hereunder; (iii) postpone any date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder pursuant to Sections 2.02, 2.04, 4.01(a), 4.01(b) or 4.02 hereof; (iv) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement; (v) change any provision contained in Sections 2.08, 6, 12.03 or
12.04 hereof or this Section 12.05 or Section 12.08 hereof; (vi) release all or substantially all of the security for the obligations of the Company under this Agreement or any Note; (vii) sell or otherwise dispose of all or substantially all of the assets (or, in the case of any Subsidiary, the capital stock of) any Subsidiary of the Company or any division of the Company or any of its Subsidiaries or (viii) release the Parent from its obligations under the Parent Guaranty, release Nine West from its obligations under the Nine West Guaranty or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty. Notwithstanding anything in this Section 12.05 to the contrary, no amendment, waiver or consent shall be made with respect to Section 11 without the consent of the Administrative Agent. In addition, no amendment, modification, termination or waiver of any provision of Section 2.03, 3.02 or 4.01(c) which has the effect of changing any voluntary or mandatory prepayments or Commitment reductions applicable to any Class (an "Affected Class") in a manner that disproportionately disadvantages such Class relative to the other Class shall be effective without the written consent of the Required Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any provision which only postpones or reduces any voluntary or mandatory prepayment or Commitment reduction from those set forth in Section 2.03, 3.02 or 4.01(c) with respect to only one Class shall be deemed to not disproportionately disadvantage the other Class and, therefore, shall not require the consent of Required Class Lenders of such other Class).

             12.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Company may not assign its rights or obligations hereunder or under the Notes without the prior written consent of all of the Lenders. Each Lender may assign any Loan or Loans or Letter of Credit Liabilities or all or any part of its Commitments of any Class (i) to any affiliate thereof, (ii) to any other Lender, or (iii) with the consent of the Administrative Agent, which consent shall not be unreasonably withheld, to any other bank or financial institution or fund; provided that any assignment shall not be less than $5,000,000 or, if less, shall constitute an assignment of all of such Lender's Commitments, Loans and Letter of Credit Liabilities. Upon execution by the assignor and the assignee of an instrument pursuant to which the assignee assumes such rights and obligations, payment by such assignee to such assignor of an amount equal to the purchase price agreed between such assignor and such assignee and delivery to the Administrative Agent and the Company of an executed copy of such instrument together with payment by such assignee to the Administrative Agent of a processing fee of $2,500, such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would have if it were a Lender hereunder and the assignor shall be, to the extent of such assignment (unless otherwise provided therein) released from its obligations under this Agreement. Upon the consummation of such assignment, the Company shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If such assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the date of the applicable instrument of assumption, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 5.08(f). Each Lender may (without the consent of any other party to this Agreement) sell participations in all or any part of any Loan or Loans made or Letter of Credit Liabilities held by it to another bank or other entity, in which event the participant shall not have any rights under this Agreement (except as provided in the next succeeding sentence hereof), or in the case of a Loan, such Lender's Note (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto, which agreement shall not give the participant the right to consent to any modification, amendment or waiver other than one described in clause (i), (ii), (iii) or (vi) of Section 12.05 hereof). The Company agrees that each participant shall be entitled to the benefits of Sections 5.08 and
6.01 with respect to its participation; provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such participant had no such transfer occurred. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) which have agreed in writing to be bound by the provisions of Section 12.07 hereof. The Administrative Agent and the Company may, for all purposes of this Agreement, treat any Lender as the holder of any Note drawn to its order (and owner of the Loans evidenced thereby) until written notice of assignment or other transfer shall have been received by them from such Lender. Notwithstanding anything to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement, its Notes and the other Financing Documents to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations under the Financing Documents.

             12.07 Confidentiality. Each Lender agrees to exercise all reasonable efforts to keep confidential any information delivered or made available by the Company to it which is clearly indicated to be confidential information; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Lender, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender's legal counsel and independent auditors, and (ix) to any actual or proposed participant or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 12.07.

             12.08 Survival. The obligations of the Company under Sections 2.02(g), 5.08, 6.01, 6.05, 6.06, 6.07, 12.03 and 12.04 hereof and the obligations of the Lenders under Section 11.05 shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and the Letters of Credit.

             12.09 Captions. The table of contents and the captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

             12.10 Counterparts; Integration. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral and written, relating to the subject matter hereof (except to the extent specific reference is made to any such agreement in Section 2.04 hereof).

             12.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                        CEDAR CHEMICAL CORPORATION

                                        By: /s/ John C. Bumpers
                                           -------------------------------------
                                           Title:

                                        Address for Notices:

                                        5100 Poplar Avenue
                                        Suite 2414 Memphis, TN  38137 Telecopy
                                        Number: (901) 685-5399
                                        Attention:

                                        Copies to:

                                        Trans-Resources, Inc.
                                        Telecopy Number:  (212) 888-3708

                                        Apperson, Crump, Duzane &
                                          Maxwell, PLC
                                        Telecopy Number: (901) 521-0789

                                        Rubin, Baum, Levin, Constant &
                                          Friedman
                                        Telecopy Number: (212) 698-7825

Tranche A Term Loan Commitment:         THE CHASE MANHATTAN BANK
                                        (NATIONAL ASSOCIATION)
$5,833,300
                                        By: /s/ Michael J. McGovern
                                           -------------------------------------
                                           Title: Vice President

Tranche B Term Loan Commitment:

$9,250,000

Working Capital
Commitment:

$8,166,700                              Address for Notices:

                                        The Chase Manhattan Bank
                                          (National Association)
                                        1 Chase Manhattan Plaza
                                        New York, New York 10081
                                        Attention: Global Chemicals

                                        Telecopy Number: (212) 552-7175


                                        Lending Offices for all Loans:

                                        The Chase Manhattan Bank
                                          (National Association)
                                        4 Metrotech Center
                                        Brooklyn, New York 11245
                                        Attention:  New York Agency

                                        Telex Number: 6720516 CMB NYA UW
                                                      62910 CMB UW
                                        Telecopy Number: (718) 242- 6411

Tranche A Term Loan Commitment:         BANK LEUMI TRUST COMPANY OF NEW
                                        YORK
$3,125,000
                                        By: /s/ Steven R. Navarro
                                           -------------------------------------
                                           Title:  Managing Director,
                                                     Corporate Finance
Tranche B Term Loan Commitment:

$0

Working Capital
Commitment:

$4,375,000                              Address for Notices:

                                        Bank Leumi Trust Company of New
                                          York
                                        579 Fifth Avenue
                                        3rd Floor
                                        New York, NY  10017
                                        Attention:  Gloria Bucher / Steve
                                                    Navarro

Tranche A Term Loan Commitment:         THE BANK OF NOVA SCOTIA

$3,125,000
                                        By: /s/ Stephen Lockhart
                                           -------------------------------------
                                           Title: Vice President

Tranche B Term Loan Commitment:

$0

Working Capital
Commitment:

$4,375,000                              Address for Notices:

                                        The Bank of Nova Scotia
                                        One Liberty Plaza
                                        26th Floor
                                        New York, NY 10006
                                        Attention: Loan Accounting /
                                                   Marcia Samuels

Tranche A Term Loan Commitment:         THE DAIWA BANK, LIMITED

$3,125,000
                                        By: /s/ Katherine L. Bass
                                           -------------------------------------
                                           Title: Executive Officer


                                        By: /s/ M. Sawicki
                                           -------------------------------------
                                           Title: Vice President &
                                                    Manager
Tranche B Term Loan Commitment:

$0

Working Capital
Commitment:

$4,375,000                              Address for Notices:

                                        The Daiwa Bank, Limited
                                        303 Peachtree Street
                                        Suite 4420
                                        Atlanta, GA 30308
                                        Attention:  Vice President,
                                                    Administration

Tranche A Term Loan Commitment:         FIRST AMERICAN NATIONAL BANK

$3,125,000
                                        By: /s/ William Stults
                                           -------------------------------------
                                           Title: Vice President

Tranche B Term Loan Commitment:

$0

Working Capital
Commitment:

$4,375,000                              Address for Notices:

                                        First American National Bank
                                        Participations Department
                                        NA-0075 4th and Union
                                        Nashville, TN  37237
                                        Attention:  Frenisa Joy

Tranche A Term Loan Commitment:         FBS AG CREDIT, INC.

$3,541,700
                                        By: /s/ James Bosco
                                           -------------------------------------
                                           Title: President

Tranche B Term Loan Commitment:

$3,000,000

Working Capital
Commitment:

$4,958,300                              Address for Notices:

                                        FBS Ag Credit, Inc.
                                        950 Seventeenth Street
                                        Suite 350
                                        Denver, CO  80202
                                        Attention:  Pam Leyba

Tranche A Term Loan Commitment:         GIROCREDIT BANK AG DER SPARKASSE

$3,125,000
                                        By: /s/ Anna Trifan
                                           -------------------------------------
                                           Title: Vice President

Tranche B Term Loan Commitment:

$0

Working Capital
Commitment:

$4,375,000                              Address for Notices:

                                        GiroCredit Bank
                                        65 East 55th Street
                                        New York, NY  10022
                                        Attention:  JoMarie Rivera

Tranche A Term Loan Commitment:         MERRILL LYNCH SENIOR FLOATING RATE
                                        FUND, INC.
$0
                                        By: /s/ Anthony R. Clemente
                                           -------------------------------------
                                           Title: Authorized Signatory

Tranche B Term Loan Commitment:

$9,250,000

Working Capital
Commitment:

$0                                      Address for Notices:

                                        Merrill Lynch Senior Floating
                                          Rate Fund, Inc.
                                        800 Scudders Mill Road - Area 2C
                                        Plainsboro, NJ  08536
                                        Attention: Anthony Clemente

Tranche A Term Loan Commitment:         PILGRIM PRIME RATE TRUST

$0
                                        By: /s/ Michael D. Hatley
                                           -------------------------------------
                                           Title: Assistant Portfolio Manager

Tranche B Term Loan Commitment:

$9,250,000

Working Capital
Commitment:

$0                                      Address for Notices:

                                        Pilgrim Prime Rate Trust Two
                                        Renaissance Square 40 North
                                        Central Avenue
                                        Suite 1200
                                        Phoenix, AZ  85004-3444
                                        Attention: Michael Hatley

Tranche A Term Loan Commitment:         VAN KAMPEN PRIME RATE INCOME TRUST
$0
                                        By: /s/ Jeffrey W. Maillet
                                           -------------------------------------
                                           Title: Sr. Vice President -
                                                    Portfolio Manager
Tranche B Term Loan Commitment:

$9,250,000

Working Capital
Commitment:

$0                                      Address for Notices:

                                        Van Kampen American Capital One
                                        Parkview Plaza Oakbrook
                                        Terrace, IL  60181
                                        Attention:  Brian Murphy

                                        Copy to:

                                        State Street Bank & Trust
                                        Corporate Trust Department
                                        P.O. Box 778
                                        Boston, MA  02102
                                        Attention:  Laura Magazu

Total Tranche A Term Loan Commitments

$25,000,000

Total Tranche B Term Loan Commitments

$40,000,000

Total Working Capital Commitments

$35,000,000
                                        THE CHASE MANHATTAN BANK
                                          (NATIONAL ASSOCIATION)
                                          as Administrative Agent

                                        By: /s/ Michael McGovern
                                           -------------------------------------
                                           Title: Vice President


                                        Address for Notices:

                                        The Chase Manhattan Bank
                                          (National Association)
                                        4 Metrotech Center
                                        Brooklyn, New York 11245
                                        Attention:  New York Agency

                                        Telex Number: 6720516 CMB NYA UW
                                                      62910 CMB UW
                                        Telecopy Number: (718) 242-6411


                                        Copy to:

                                        The Chase Manhattan Bank
                                          (National Association)
                                        1 Chase Manhattan Plaza
                                        New York, New York 10081
                                        Attention:  Global Chemicals

                                        Telecopy Number: (212) 552-7175